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                                                                    EXHIBIT 10.3
                                                                       Execution
                                                                            Copy





                             CONTRIBUTION AGREEMENT

                                     BETWEEN

                        THE GEORGE WASHINGTON UNIVERSITY
                    (A CONGRESSIONALLY CHARTERED INSTITUTION
                          IN THE DISTRICT OF COLUMBIA)

                                       AND

                        DISTRICT HOSPITAL PARTNERS, L.P.
                  (A DISTRICT OF COLUMBIA LIMITED PARTNERSHIP)


                             DATED AS OF MAY 5, 1997
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                                TABLE OF CONTENTS

RECITALS: ................................................................     1

ARTICLE I   TRANSFER OF TRANSFEROR ASSETS ................................     1
            1.1.  Transfer of Transferor Business ........................     1
            1.2.  Consideration ..........................................     5
            1.3.  Adjustments ............................................     6
            1.4.  Closing Date ...........................................     6
            1.5.  Action of the Parties ..................................     6
            1.6.  Items to be Delivered at the Closing ...................     7
            1.7.  Prorations .............................................    10

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TRANSFEROR .................    10
            2.1.  Organization and Good Standing .........................    10
            2.2.  Authority; Validity; No Breach .........................    10
            2.3.  Extent of Assets .......................................    11
            2.4.  Consents and Approvals .................................    11
            2.5.  Financial Statements ...................................    11
            2.6.  Absence of Undisclosed Liabilities .....................    12
            2.7.  Absence of Adverse Changes .............................    12
            2.8.  Title to and Condition of Premises .....................    12
            2.9.  Title to and Condition of Personal Property ............    16
            2.10. Intellectual Property ..................................    16
            2.11. Contracts, Obligations and Commitments .................    17
            2.12. Inventory ..............................................    17
            2.13. Employees ..............................................    17
            2.14. Taxes ..................................................    19
            2.15. Litigation or Claims ...................................    19
            2.16. Insurance ..............................................    19
            2.17. Licenses and Permits ...................................    20
            2.18. Accreditation; Medicare and Medicaid; Third Party Payors    20
            2.19. Medical Staff ..........................................    21
            2.20. Hill-Burton Obligations ................................    21
            2.21. Motor Vehicles .........................................    22
            2.22. Compliance with Law ....................................    22
            2.23. Brokers ................................................    22
            2.24. Accounts Receivable ....................................    22
            2.25. Business and Transactions with Affiliates ..............    22
            2.26. Solvency ...............................................    23
            2.27. No Untrue or Inaccurate Representations or Warranties ..    23
            2.28. Acts or Omissions of the Manager .......................    24


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ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE
             PARTNERSHIP AND THE GENERAL PARTNER .........................    24
             3.1.  Organization; Good Standing ...........................    24
             3.2.  Authority, Validity; No Breach ........................    24
             3.3.  Consents and Approvals ................................    25
             3.4.  No Untrue or Inaccurate Representations or Warranties .    25

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE GENERAL
             PARTNER .....................................................    25
             4.1.  Organization and Good Standing ........................    26
             4.2.  Authority, Validity; No Breach ........................    26
             4.3.  Consents and Approval .................................    26
             4.4.  Affiliates ............................................    26
             4.5.  Litigation ............................................    26
             4.6.  No Untrue or Inaccurate Representations or Warranties .    27

ARTICLE V    COVENANTS OF TRANSFEROR .....................................    27
             5.1.  Access and Information; Inspections ...................    27
             5.2.  Notices ...............................................    27
             5.3.  Preserve Accuracy of Representations and Warranties ...    27
             5.4.  Conduct of Business ...................................    27
             5.5.  No Merger or Consolidation ............................    28
             5.6.  WARN ..................................................    29
             5.7.  Benefit Plans of Transferor Employees .................    29
             5.8.  Termination Cost Reports ..............................    29
             5.9.  Transferor's Efforts to Close .........................    29
             5.10. Notices to Lessees ....................................    29
             5.11. Additional Insurance ..................................    30
             5.12. Third Party Reimbursement/Recoveries ..................    30
             5.13. Access Codes and Combinations .........................    31

ARTICLE VI   COVENANTS OF THE PARTNERSHIP ................................    31
             6.1.  Assumption of Transferor Obligations ..................    31
             6.2.  Performance Under Agreements ..........................    31
             6.3.  Commitment to Charitable Mission ......................    31
             6.4.  The Partnership's Efforts to Close ....................    32
             6.5.  Governmental Approvals ................................    32

ARTICLE VII  COVENANTS OF GENERAL PARTNER ................................    32
             7.1.  Performance Under Agreements ..........................    32
             7.2.  Guaranty ..............................................    32


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ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF
             TRANSFEROR ..................................................    33
             8.1.  Warranties True and Correct ...........................    33
             8.2.  Signing of Instruments ................................    33
             8.3.  Insurance .............................................    33
             8.4.  Opinion of Counsel ....................................    33
             8.5.  [Intentionally Omitted] ...............................    33
             8.6.  Extraordinary Liabilities/Obligations .................    33
             8.7.  No Action or Proceeding ...............................    33
             8.8.  Performance of Covenants ..............................    34
             8.9.  Consents, Approvals and Authorizations ................    34

ARTICLE IX   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
             PARTNERSHIP .................................................    34
             9.1.  Warranties True .......................................    34
             9.2.  Corporate Approval ....................................    34
             9.3.  Consents, Approvals and Authorizations ................    34
             9.4.  Signing of Instruments ................................    35
             9.5.  Performance of Covenants ..............................    35
             9.6.  No Action or Proceeding ...............................    35
             9.7.  Due Diligence .........................................    35
             9.8.  Opinions of Counsel ...................................    36
             9.9.  Exhibits ..............................................    36
             9.10. ALTA Policies and Surveys .............................    36
             9.11. Bond Indebtedness .....................................    36

ARTICLE X    DESTRUCTION OF ASSETS; TERMINATION ..........................    36
             10.1. Destruction of Assets .................................    36
             10.2. Termination ...........................................    37
             10.3. Costs .................................................    37

ARTICLE XI   POST-CLOSING MATTERS ........................................    37
             11.1. Post-Closing Matters ..................................    37
             11.2. Access to Books and Records ...........................    38
             11.3. University Services ...................................    38

ARTICLE XII  SURVIVAL AND INDEMNIFICATION ................................    38
             12.1. Survival of Representations; Indemnity Periods ........    38
             12.2. Transferor Indemnification ............................    39
             12.3. Partnership Indemnification ...........................    40
             12.4. General Partner Indemnification .......................    40
             12.5. Indemnification Threshold .............................    41


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ARTICLE XIII EMPLOYEES ...................................................    41

ARTICLE XIV  MISCELLANEOUS PROVISIONS ....................................    42
             14.1.  Further Assurances ...................................    42
             14.2.  Successors and Assigns ...............................    42
             14.3.  Governing Law ........................................    42
             14.4.  Amendments ...........................................    42
             14.5.  Exhibits .............................................    42
             14.6.  Notices ..............................................    42
             14.7.  Headings .............................................    43
             14.8.  Confidentiality and Publicity ........................    43
             14.9.  Fair Meaning .........................................    43
             14.10. Gender and Number ....................................    43
             14.11. Third Party Beneficiary ..............................    44
             14.12. Expenses and Attorney Fees ...........................    44
             14.13. Counterparts .........................................    44
             14.14. Entire Agreement .....................................    44
             14.15. No Waiver ............................................    44
             14.16. Severability .........................................    45
             14.17. Arbitration ..........................................    45
             14.18. Time is of the Essence ...............................    46


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                             CONTRIBUTION AGREEMENT


         This Contribution Agreement (the "Agreement") is made and entered into as of the 5th day of May, 1997 (the "Effective Date"), by and among The George Washington University, a congressionally chartered institution in the District of Columbia ("Transferor"), District Hospital Partners, L.P., a District of Columbia limited partnership (the "Partnership"), and UHS of D.C., Inc., a Delaware corporation that is general partner of the Partnership (the "General Partner.")

                                    RECITALS:

         A. Transferor engages in the business of delivering health care services to the public through a variety of health care providers, facilities, and systems. One of Transferor's health care providers is the acute care hospital facility commonly known as The George Washington University Hospital located at 901 23rd Street, N.W. in Washington, D.C. (the "Hospital" or the "Transferor Business").

         B. Transferor desires to contribute and transfer substantially all of the non-cash assets and current liabilities used in the operation of the Transferor Business, other than certain assets and liabilities specifically excluded from the Transferor Business which shall be retained by Transferor, to the Partnership in exchange for an interest as a limited partner in the Partnership.

         C. Other than certain assets and liabilities specifically excluded from the Transferor Business, the Partnership desires to acquire the Transferor Business from Transferor, upon the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

                                    ARTICLE I
                          TRANSFER OF TRANSFEROR ASSETS

         1.1. Transfer of Transferor Business. On the basis of the representations and warranties of the parties and subject to the terms and conditions set forth in this Agreement,

                  (a) On the Closing Date (as defined in Section 1.4), Transferor shall assign, transfer, convey and deliver to the Partnership, and the Partnership shall acquire, all of the assets, properties and businesses owned by Transferor that are associated with or used in the operation of the Transferor Business, as a going concern, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as such assets shall exist on the Closing Date, excluding the Excluded Assets (as defined in Section 1.1(b) below),
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such transfer being deemed to be effective at the Effective Time (as defined in
Section 1.4), including, without limitation, the following assets, properties and businesses (collectively, the "Assets"):

                  1. the following real estate:

                           a. a leasehold interest in the real property
comprising the Hospital site (the "Leased Real Estate") pursuant to that certain Ground Lease between Transferor and the Partnership in the form of Exhibit 1.6(a)(9) attached hereto (the "Ground Lease);

                           b. a leasehold interest in all buildings,
improvements, other constructions, construction-in-progress and fixtures (including the Hospital building) (collectively, the "Improvements") now or hereafter located on the Leased Real Estate (the Leased Real Estate and Improvements are hereinafter collectively referred to as the "Premises" and more particularly described in Exhibit 1.1(a)(1)(b) attached hereto) pursuant to the Ground Lease;

                           c. all of Transferor's rights as landlord, tenant or
subtenant under the leases described in Exhibits 2.8(b) (the "Real Estate Leases");

                  2. all tangible personal property (collectively, the "Personal Property") of every kind and nature, including without limitation, all furniture, machinery, vehicles, owned or licensed computer systems, and equipment, including, without limitation, the Personal Property listed in
Exhibit 1.1(a)(2) hereto;

                  3. all inventories of Transferor that are used in the Transferor Business and other disposables which are existing as of the Closing Date, with inventories recorded in the Transferor's inventory records designated on Exhibit 1.1(a)(3) (the "Purchased Inventory");

                  4. all accounts receivable relating to the Transferor Business except as set forth in Exhibit 1.1(a)(4);

                  5. all intangible property (collectively, the "Intangible Property") of every kind and nature, including, without limitation, the following:

                           a. all telephone numbers;

                           b. to the extent transferable, all licenses, permits,
certificates, franchises, registrations, authorizations, filings, consents, accreditations, approvals and other indicia of authority issued to Transferor relating to the operation of the Transferor Business as presently conducted by Transferor, and relating to any renovation or construction on the Premises (collectively, the "Licenses and Permits"), which Licenses and Permits are listed in Exhibit 1.1(a)(5)(b) attached hereto;


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                           c. all pending claims, proceeds or any other amounts
payable under any policy of insurance maintained by Transferor with respect to destruction of, damage to or loss of use of any of the Assets;

                           d. only those advance payments, prepayments, prepaid
expenses, deposits and the like (the "Prepaids") which are existing as of the Closing Date, including Utilities (subject to the prorations provided in Section
1.7 of this Agreement), which were made by Transferor solely with respect to Transferor's operation of the Transferor Business and, with respect to which, the General Partner determines that the assets created thereby are usable by and transferable to the Partnership (the "Purchased Prepaids"), the current categories and amounts of which are set forth in Exhibit 1.1(a)(5)(d);

                           e. Transferor's rights pursuant to the Personal
Property Leases (as defined in Section 2.9(b)), the Participation Agreements (as defined in Section 1.1(c)(3), and the Contracts (as defined in Section 2.11 below);

                           f. Transferor's goodwill and general intangibles
associated with the Transferor Business;

                           g. to the extent assignable, all warranties,
guarantees and covenants not to compete with respect to any of the Transferor Business as identified in Exhibit 1.1(a)(5)(g).

                  6. to the extent assignable, the original or true and correct copies of all documents, books, records, forms and files relating to the Assets, including, without limitation, the following:

                           a. patient and medical records and all other medical
and financial information regarding patients at the Transferor Business;

                           b. patient lists;

                           c. employment and personnel records relating to
Transferor Employees;

                           d. personnel policies and manuals, electronic data
processing materials, books of account, accounting books, financial records, cost reports, journals and ledgers relating to the Transferor Business and Transferor Employees;

                           e. all material, documents, and information relating
to the Premises, the Leased Personal Property, the Personal Property, the Participation Agreements, and the Contracts, including, without limitation, the originals of all of the leases, the Participation


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Agreements, and Contracts, and copies of all title information (including but not limited to all title insurance policies, commitments, acts of sale, covenants, conditions, restrictions, leases, licenses, occupancy agreements, easements, servitudes, and other items of record), all environmental studies, reports and information, all property use and operational material, plans and specifications, contracts, site plans, plats, surveys, zoning material, correspondence, and governmental material (i.e., licenses, permits, notices, and other matters with respect to governmental authorities), information and notices.

                  7. all licenses or other rights to use patents, trademarks, service marks, trade names or copyrights necessary to conduct or to continue the Transferor Business as heretofore conducted, but excluding the names "The George Washington University Hospital," "The George Washington University," "The George Washington University Medical Center," and "The George Washington University Medical Faculty Associates" except as set forth in Exhibit 2.11; and

                  8. other current non-cash assets reflected on the Final Balance Sheet of the Transferor Business.

                  (b) Notwithstanding the foregoing, the Transferor assets identified on Exhibit 1.1(b) (the "Excluded Assets") are not included in the definition of "Assets" and shall not be transferred by Transferor to the Partnership.

                  (c) On the Closing Date, Transferor shall assign, and the Partnership shall assume and agree to discharge, the following liabilities and obligations of Transferor and only the following liabilities and obligations (collectively, the "Assumed Obligations"):

                           1. the obligations arising on or after the Closing
Date under the Personal Property Leases, as indicated on Exhibit 2.9(b) attached hereto;

                           2. the obligations arising on or after the Closing
Date under the Contracts, as indicated on Exhibit 2.11 attached hereto;

                           3. the obligations arising on or after the Closing
Date under the participation agreements and provider agreements with third party payers, listed on Exhibit 2.18(c) attached hereto (the "Participation Agreements");

                           4. those open purchase orders which were entered into
by Transferor in the ordinary course of business with respect to the Transferor Business before the Closing Date, committed purchases under which do not exceed $25,000 for any one purchase order or $1,000,000 for all purchase orders and which provide an obligation to purchase goods and services to be delivered subsequent to the Closing Date, or any open purchase orders entered into by UHS of Delaware, Inc. or its affiliate acting as manager of the Transferor


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Business prior to the Closing Date pursuant to the Management Services Agreement dated as of April 2, 1997 and attached hereto as Exhibit 1.1(c)(4) (the "Manager");

                           5. all unpaid state, city and county personal and
real property taxes, if any, that are directly attributable to the Assets or the Premises (the "Property Taxes") for periods on or after the Closing Date, subject to the prorations provided in Section 1.7 of this Agreement;

                           6. all utilities being furnished to the Transferor
Business (the "Utilities") arising on or after the Closing Date, subject to the prorations provided in Section 1.7 of this Agreement;

                           7. all liabilities and obligations arising from acts
or omissions on or after the Closing Date with respect to the Transferor Employees, including, without limitation, costs associated with employee severance and reductions in force and liability under collective bargaining agreements;

                           8. all general and professional liability for claims
arising out of acts or omissions on or after the Closing Date;

                           9. all liability associated with the breach of any
contract or commitment by the Partnership; and

                           10. any other obligations and liabilities identified
in Exhibit 1.1(c)(10) attached hereto; and

                           11. other current liabilities reflected on the Final
Balance Sheet of the Transferor Business except as set forth on Exhibit 1.1(c)(11) attached hereto.

                  (d) Notwithstanding the foregoing provisions of Section 1.1(c) above, Transferor shall retain and not assign and the Partnership shall not assume and shall not be liable for any other liability or obligation of Transferor other than the Assumed Obligations ("Excluded Liabilities").

         1.2. Consideration.

                  The aggregate consideration to the Transferor for the Assets shall consist of:

                  (a) the Assumed Obligations;

                  (b) a twenty percent (20%) limited partnership interest in the Partnership, subject to the adjustments in Section 1.3, and which interest in the Partnership provides Transferor with the additional rights and obligations set forth in the Agreement of Limited


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Partnership of District Hospital Partners, L.P. (the "Partnership Agreement"),
in substantially the form attached as Exhibit 1.2(b) hereto; and

                  (c) additional rights and obligations under the Ancillary Agreements (as defined in Section 1.6(a), including academic support under the Academic Affiliation Agreement.

         1.3. Adjustments. The Net Working Capital associated with the Assets shall be adjusted at Closing to the extent that Net Working Capital, as reflected in the final balance sheet of Transferor with respect to the Transferor Business prepared as of the Closing Date (the "Final Balance Sheet"), is greater than $21,000,000 or less than $19,000,000. The Partnership shall engage an independent accountant to perform an audit of Net Working Capital. If Net Working Capital, as reflected in the Final Balance Sheet, is less than $21,000,000 and greater than $19,000,000, there shall be no adjustment. If Net Working Capital, as reflected in the Final Balance Sheet, is less than $19,000,000, then Transferor shall pay to the Partnership the difference in cash. If Net Working Capital, as reflected in the Final Balance Sheet, is greater than $21,000,000, then Partnership shall pay to Transferor the difference in cash. For purposes of this Section 1.3, "Net Working Capital" shall mean the difference between current assets of the Transferor Business to be contributed to Partnership (which consists of (i) accounts receivable (but not accounts receivable under medical training program affiliation agreements which as of January 31, 1997 were $2,166,030), (ii) other, and (iii) inventory)) and the current liabilities of the Transferor Business to be assumed by the Partnership (which consists of (i) accounts payable and (ii) accrued expenses (but not accrued salary and benefits under medical training program affiliation agreements which as of January 31, 1997 were $303,115)).

         1.4. Closing Date. The consummation of the transaction contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. on the fifth (5th) business day after the date on which the District of Columbia Certificate of Need is granted, at the offices of Ropes & Gray in the District of Columbia or such other date, time and place as the parties shall mutually agree (the "Closing Date"); provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date. The closing of the transaction shall be deemed to be effective as between the parties as of 12:01 a.m. Eastern Time on the Closing Date (the "Effective Time").

         1.5. Action of the Parties. At the Closing, Transferor shall make the contribution to, and Parties shall execute and deliver such documents, agreements, instruments and certificates as may be necessary or reasonably requested to effect the contribution and to evidence the satisfaction of the conditions precedent to the obligations of the parties hereto (except to the extent waived in writing by the appropriate party) including each of the Ancillary Agreements. In addition, the General Partner shall cause the Partnership to take all actions contemplated by this Agreement and shall execute and deliver such other documents,


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agreements, certificates and instruments as the parties hereto shall deem reasonably necessary to consummate the transactions described herein.

         1.6. Items to be Delivered at the Closing.

                  (a) Transferor. At or before the Closing, Transferor shall execute and/or deliver or cause to be delivered to the Partnership the following:

                           1. a favorable original certificate of good standing
issued by the District of Columbia Department of Consumer and Regulatory
Affairs;

                           2. copies of certificates of insurance or evidence of
self-insurance evidencing insurance coverage up to Closing as described in
Exhibit 2.16 attached hereto;

                           3. copies of certificates of insurance evidencing the
"tail" coverage (or self-insurance program) required to be maintained pursuant to Section 5.11, as applicable;

                           4. an opinion of Transferor's counsel in
substantially the form attached hereto as Exhibit 9.8;

                           5. UCC-3 termination statements for any and all
financing statements filed with respect to the Assets;

                           6. the Partnership Agreement in substantially the
form attached hereto as Exhibit 1.2(b).

                           7. the Trademark License Agreement in substantially
the form attached hereto as Exhibit 1.6(a)(7) (the "Trademark License
Agreement")

                           8. the Parking Rental Agreement in substantially the
form attached hereto as Exhibit 1.6(a)(8) (the "Parking Rental Agreement");

                           9. the Ground Lease in substantially the form
attached hereto as Exhibit 1.6(a)(9) (the "Ground Lease") which lease shall provide the Partnership with certain real property at a rental rate of One Dollar ($1) per year for a term not to exceed fifty (50) years;

                           10. The University Services Agreement in
substantially the form attached hereto as Exhibit 1.6 (a)(10) (the "University Services Agreement");

                           11. the GWUHP Hospital Provider Agreement in
substantially the form attached hereto as Exhibit 1.6(a)(11) (the "Provider Agreement");


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                           12. the Academic Affiliation Agreement in
substantially the form attached hereto as Exhibit 1.6(a)(12) (the "Affiliation Agreement");

                           13. a certificate of the President or the Vice
President and Treasurer of Transferor certifying to the Partnership, to the best of the officer's knowledge, (i) the accuracy of the representations and warranties set forth in Article II hereof and compliance with Transferor's covenants set forth in this Agreement and (ii) that all consents and approvals that Transferor is required to obtain from any person, entity, governmental body or regulatory agency in connection with (a) the transfer of the Assets by Transferor to the Partnership, and (b) the execution, delivery and performance of the Trademark License Agreement, Ground Lease, Parking Rental Agreement, University Services Agreement, Provider Agreement, and Affiliation Agreement (collectively, the "Ancillary Agreements") or that are required in order to prevent a breach or default under or termination of any material agreement which is included as part of the Assets, have been obtained;

                           14. a certificate of the corporate Secretary of
Transferor certifying to the Partnership (i) the incumbency of the officers of Transferor from the Effective Date to the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement; (ii) as to the resolutions of the Board of Trustees of Transferor authorizing (a) the transfer of the Assets by Transferor to the Partnership, (b) the execution, delivery and performance of this Agreement by Transferor, and (c) the execution, delivery and performance of the Ancillary Agreements; (iii) that such resolutions have not been amended or rescinded and remain in full force and effect; and (iv) the current Charter and Bylaws of Transferor;

                           15. copies of all third party consents obtained in
connection with (i) the transfer of the Assets to the Partnership and (ii) the execution, delivery and performance of the Ancillary Agreements, and a certificate that any consents not obtained are not material or could not be obtained through reasonable efforts;

                           16. copies of the documents executed and/or delivered
in connection with the transfer of the Assets by Transferor to the Partnership which are identified in Exhibit 1.6(a)(16) attached hereto;

                           17. such other bills of sale, instruments of title,
certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in a form reasonably satisfactory to the Partnership, as may be reasonably requested by the Partnership in order to transfer the Assets of Transferor to the Partnership, to carry out the transaction contemplated by this Agreement and to comply with the terms hereof.

                  (b) The Partnership. At or before the Closing, the Partnership shall execute and/or deliver or cause to be delivered to Transferor the following:


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                           1. a certificate of the General Partner acknowledging
receipt of the Assets and conferring an interest as a limited partner;

                           2. a certificate of the General Partner certifying to
the Transferor (i) the accuracy of the representations and warranties set forth in Article III hereof and compliance with the Partnership's covenants set forth in this Agreement and (ii) that all consents and approvals that are required from any person, entity, governmental body or regulatory agency in connection with the execution of their Agreement, the Ancillary Agreements, and the Guaranty Agreement, and the consummation of the transaction contemplated by this Agreement by the Partnership have been obtained;

                           3. a certificate of the corporate secretary of the
General Partner certifying to Transferor on behalf of the General Partner (i) the incumbency of the officers of the General Partner from the Effective Date to the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement; and (ii) as to the resolutions of the Board of Directors of the General Partner authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that such minutes and resolutions have not been amended or rescinded and remain in full force and effect;

                           4. a favorable original certificate of status of the
Partnership issued by the District of Columbia Department of Consumer and Regulatory Affairs;

                           5. the Management Services Agreement in the form of
Exhibit 1.1(c)(4) attached hereto (the "Management Services Agreement");

                           6. copies of certificates of insurance or evidence of
self-insurance evidencing insurance coverage from Closing of the types and in amounts adequate to cover the properties and operations of the Transferor Business, the Transferor, the Partnership, and the Assets and their respective financial conditions against the risks involved in the Transferor Business and the ownership of the Assets;

                           7. the Guaranty Agreement described in Section 7.2
hereof;

                           8. certificates of federal and all applicable state
or local tax good standing of the General Partner;

                           9. certificates of District of Columbia and federal
tax good standing of the Partnership;

                           10. Certificate of Incorporation and Bylaws of the
General Partner, in the form of Exhibit 1.6(b)(10) attached hereto;

                           11. such other instruments, certificates, consents or
other documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

         1.7. Prorations. The parties shall prorate as of the Closing date the rent, utilities and property taxes and other amounts payable pursuant to the Personal Property Leases and contracts, so that the Partnership shall pay only such obligations arising with respect to the period after the Closing Date.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

         The truth, accuracy and material completeness of Transferor's representations, warranties and covenants contained in this Agreement, to the best of Transferor's knowledge, shall be conditions precedent to the Partnership's obligation to close under this Agreement; provided, however, that as an inducement to the Partnership to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Transferor hereby represents, warrants and covenants to the Partnership as to the following matters, and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date.

         2.1. Organization and Good Standing Transferor is a congressionally chartered corporation, duly organized, validly existing and in good standing under the laws of the United States. Transferor has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated, to carry on its businesses as such businesses are now being conducted and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would adversely affect its businesses.

         2.2. Authority; Validity; No Breach.

                  (a) Except as provided in Exhibit 2.2(a), Transferor has the full right, power and authority, without the consent of any other person or governmental entity, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby. All corporate and other actions required to be taken by Transferor to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements, and all documents executed by it which are necessary to give effect to this Agreement, the Ancillary Agreements, and all material transactions contemplated hereby or therein have been duly and properly taken or obtained or will be duly and properly taken or obtained by Transferor prior to the Closing Date. No other corporate or other action on the part of the Transferor is necessary to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements, all documents necessary to give effect to this Agreement, the Ancillary Agreements, and all material transactions contemplated hereby.

                  (b) This Agreement is, and the Ancillary Agreements and other documents to be delivered at Closing will be, the lawful, valid and legally binding obligations of Transferor enforceable in accordance with their respective terms. Except as set forth in Exhibit 2.2(b) attached hereto, the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated will not, with or without the giving of notice and/or the passage of time: (a) violate or conflict in any material respect with the Charter or Bylaws of Transferor or any provision of law, statute, rule or regulation to which Transferor is subject; (b) violate or conflict in any material respect with any judgment, order, writ or decree of any court applicable to Transferor; (c) violate or conflict in any material respect with any law or regulation applicable to Transferor; or (d) result in the material breach or termination of any provision of, or create rights of acceleration or constitute a default under, the terms of any indenture, mortgage, deed of trust, contract, agreement or other instrument to which Transferor is a party which result in the creation or imposition of any material lien, privilege, charge or encumbrance upon any of the Assets.

         2.3. Extent of Assets. The Assets include, without limitation, all of the real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased or used by Transferor in connection with the operation of the Transferor Business prior to the Closing Date, excluding the Excluded Assets.

         2.4. Consents and Approvals. Except as set forth in Exhibit 2.4 hereto, no consent, approval, permit, waiver, authorization or other action of or by any court, governmental or nongovernmental person or entity, is required in connection with (a) the transfer of the Assets to the Partnership, or (b) the execution, delivery or performance of this Agreement or the Ancillary Agreements by Transferor.

         2.5. Financial Statements. Attached hereto as Exhibit 2.5 are true and complete copies of audited financial statements of Transferor, with respect to the operation of The George Washington University Medical Center for the years ended June 30, 1994, June 30, 1995 and June 30, 1996 (the "Audited Financial Statements"), the unaudited balance sheets of Transferor, with respect to the operation of the Transferor Business as of June 30, 1996 and January 31, 1997, respectively, the unaudited income statements of Transferor, with respect to the operation of the Transferor Business for the periods ended June 30, 1996 and January 31, 1997, respectively and the unaudited cash flow statements with respect to the operation of the Transferor Business for the periods ended June 30, 1996 and January 31, 1997, respectively (collectively the "Interim Financial Reports"). In addition, Transferor shall provide to the Partnership, as promptly as each becomes available prior to the Closing Date, all other Interim Financial Reports with respect to the operation of the Transferor Business. The Audited Financial Statements referred to in this Section 2.5 are and will be true, complete and correct in all material respects and will present fairly and accurately the financial condition of the Transferor Business and the results of its operations at the dates and for the periods indicated and will have been prepared in material conformity with generally accepted accounting principles, applied consistently for the periods specified, at the dates and for the periods indicated. Further, the Interim Financial Reports for the periods ended June 30, 1996 and January 31, 1997 respectively accurately reflect in all material respects the financial condition of the Transferor Business as of their respective dates and the results of operations of the Transferor Business for the periods indicated with reasonable reserves and allowances. From and after the date of the Audited Financial Statements, Transferor has not (and at Closing shall not have) made any changes in its accounting methods or practices.

         2.6. Absence of Undisclosed Liabilities. Except as set forth in Exhibit
2.6 attached hereto, the Assets are not subject to any material liens, privileges, pledges, security interests, rights of first refusal, options, encumbrances, liabilities or defects in title of any material nature, whether absolute, accrued, contingent, asserted or, to Transferor's knowledge, unasserted, or otherwise prior to the Closing Date.

         2.7. Absence of Adverse Changes. Except as set forth in Exhibit 2.7 attached hereto, since January 31, 1997, there has not been any material adverse change, and there is no fact, circumstance, event, occurrence, contingency or condition that might reasonably be expected to result in a material adverse change, whether or not in the ordinary course of business and whether or not covered by insurance, in the working capital, financial condition, assets, liabilities, reserves, business, operations or prospects of the Transferor Business.

         2.8. Title to and Condition of Premises.

                  (a) Exhibit 1.1(a)(1)(b) attached hereto sets forth a legal description and the address of all real (immovable) property that constitutes a part of the Premises and which is subject to the Ground Lease. Except as set forth in a commitment for title insurance as revised on April 28, 1997 (the "Title Report"), Transferor has good, clear, indefeasible, insurable and marketable title in fee simple to (and full, undivided ownership interest in) the Premises, which ownership, as of the Closing Date, will be free and clear of any and all mortgages, deeds of trust, security interests, mechanics liens, or encumbrances except as set forth in the Title Report. Except as provided in
Exhibit 1.1(a)(1)(b) attached hereto, there are no purchase contracts, options or other material agreements of any kind whereby any person or entity will have acquired or will have any basis to assert any material right, title or interest in, or right to the possession, use, enjoyment or proceeds of any part or all of the Premises.

                  (b) Exhibit 2.8(b) attached hereto sets forth an accurate and complete list of all real property leases, subleases, options or commitments, oral or written, pursuant to which Transferor is a lessor, lessee or sublessee connected with the Transferor Business, including, without limitation, all retail and office space leases connected with the Transferor Business (collectively referred to as "The Real Estate Leases"). Exhibit 2.8(b) includes the rent and security deposit, if any for each Real Estate Lease. Transferor has provided the Partnership with complete and correct copies of all Real Estate Leases. Except for the Real Estate Leases listed in Exhibit 2.8 (b), there are no other leases of space within real (immovable) property owned or leased by Transferor connected with the Transferor Business.

                  Except as set forth in Exhibit 2.8(b): (i) the Real Estate Leases have not been materially modified, amended or assigned, are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect; (ii) there are no material monetary defaults and no material nonmonetary defaults by Transferor or, to the knowledge of Transferor, any other party to the Real Estate Leases; (iii) Transferor has not received notice of any material default, offset, counterclaim or defense under any of the Real Estate Leases; (iv) no Real Estate Lease or any right granted in connection therewith is subordinate to any mortgage, lien, privilege, or other material encumbrance; and (v) no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Transferor of the material terms of any of the Real Estate Leases.

                  (c) Except as set forth in Exhibit 2.8(c) and to the knowledge of the Vice President and Treasurer, the Vice President of Medical Affairs, and the Vice President and General Counsel of Transferor, Transferor has received no unresolved, pending notice from any governmental agency of non-compliance with applicable building, zoning, and other land use and similar laws, codes, ordinances, rules, regulations and orders, including without limitation, the Americans With Disabilities Act (other than environmental laws, which are more particularly described below) (collectively, "Real Property Laws"), except for any noncompliance that would not have a material adverse effect upon the Assets or the use of the Assets for their current use.

                  (d) Transferor has all easements, servitudes, and rights of way necessary for access to the Premises, and there exists reasonably unrestricted access to a public street from each parcel of the Premises at and over existing passageways, driveways, and access ways. All utilities serving the Premises are, and shall be at Closing, adequate to operate any buildings presently on the Premises, including the Improvements in the manner they are currently operated. Except as described in Exhibit 2.8(d), no Improvements forming part of the Premises: (i) encroach onto adjacent property; (ii) violate set-back, building or side-lines; or (iii) encroach onto any easements or servitudes located on the Premises.

                  (e) Neither the whole nor any portion of the Premises owned, leased, occupied or used by Transferor has been condemned, requisitioned or otherwise taken by any public authority (a "Public Taking"), and no notice of any Public Taking has been received by Transferor with regard to the Premises. To the knowledge of Transferor, no such Public Taking is threatened or contemplated. No material public improvements have been ordered to be made and/or which have not heretofore been assessed, and no special, general or other assessments are pending or, to Transferor's knowledge, threatened against or affecting the Premises.

                  (f) All materials, documents, and information delivered by or on behalf of Transferor relating or pertaining in any way to the Premises, including but not limited to all material or information as to the ownership, rights, use, or occupancy thereof, all title information thereto (including but not limited to, all title insurance policies, commitments, deeds, covenants, conditions, restrictions, leases, licenses, occupancy agreements, easements and other items of record), all environmental studies, reports and information, all property use and operational material, plans and specifications, contracts, site plans, plats, surveys, zoning material, correspondence with landlords or governmental authorities, and governmental material, information and notices regarding or relating in any way to any of such Premises are in all material respects accurate and complete copies of such information and documents.

                  (g) [intentionally omitted]

                  (h) (1) Except as identified in Exhibit 2.8(h):

                                    (i) Transferor has previously complied, and
is currently complying, in all material respects with all federal, state and local environmental statutes, laws, ordinances, orders, rules, regulations and moratoria, including, without limitation, the Clean Air Act, as amended ("CAA"); the Safe Drinking Water Act, as amended ("SDWA"); the Resource Conservation and Recovery Act, as amended ("RCRA"); the Hazardous Material Transportation Act, as amended ("HMTA"); the Occupational Safety and Health Act of 1970, as amended ("OSHA"); the Toxic Substances Control Act ("TSCA"); the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended ("CERCLA"); analogous statutes of the District of Columbia, as amended; and all other similar and applicable laws, ordinances, orders, rules, regulations or moratoria (collectively "Environmental Laws") as they apply to the Premises. Transferor has not received any notice alleging any material noncompliance with or potential liability pursuant to any of such Environmental Laws or any environmental permits issued to Transferor with respect to the Premises.

                                    (ii) No medical wastes or hazardous wastes,
as defined in Subtitle C of RCRA or under applicable District of Columbia or state law, and no hazardous substances, as defined in CERCLA or under applicable District of Columbia or state law, and no hazardous materials, as defined by HMTA or under applicable District of Columbia or state law, and no toxic or hazardous air or water pollutants, as defined in CAA, CWA, SDWA, TSCA or any other toxic, infectious or noxious substances and/or any waste or recycled products thereof (as such substances are defined by Environmental Laws (collectively "Hazardous Substances")) have ever been transported, generated, treated, used, stored, spilled, leaked, or disposed of by Transferor in connection with the Transferor Business or, any prior owners, operators or lessees of the Premises, on the Premises (which for purposes of this Section shall include, without limitation, the air above and all surface and subsurface soil and water) or at any location in the immediate area of the Premises, except as in compliance with law or as would not have a material adverse environmental effect.

                                    (iii) There has not been in the past, nor is
there now occurring on the Premises any release or threatened release, as those terms are defined in Environmental Laws, of any Hazardous Substances from any source, except as in compliance with law or as would not have a material adverse environmental effect. Further, there are no Hazardous Substances, polychlorinated biphenyls ("PCBs"), asbestos, radon, chemicals, or other conditions or uses of the Premises or property in its vicinity, whether natural or man-made, which pose a present or potential threat of damage to the health of persons, to property, to natural resources or to the environment, except as in compliance with law or as would not have a material adverse environmental effect. No underground storage tanks, as defined in Environmental Laws, are present on or under the Premises, and no such tanks were previously situated on or under, or abandoned or removed on or from, the Premises.

                                    (iv) Transferor does not have any material
liability, responsibility or obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under or pursuant to any Environmental Laws or pursuant to any common law rights relating to Hazardous Substances in connection with the Premises including, without limitation, any material liability, responsibility or obligation to any person, entity or governmental authority for fines, violations, penalties, personal injury, damages or awards, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation or claim under any such laws or regulations ("Environmental Claims"), and Transferor has no reason to believe that any such Environmental Claims exist or may be brought or threatened in connection with the Premises, except as would not have a material adverse effect.

                                    (v) Neither Transferor nor any prior owners
or operators or lessees of the Premises, has handled or disposed of, transported or arranged for the transportation or disposal of any Hazardous Substances, in any manner, which may form the basis for any present or future claim, demand or action seeking investigation, response, removal, remedial actions or material expense on the Premises or any body of water (including surface or subsurface waters) at, under or in the vicinity of the Premises, except as in compliance with law or as would not have a material adverse environmental effect. Neither Transferor nor any prior owners or operators or lessees of the Premises has ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substances from the Premises to a facility, site or location, which, pursuant to CERCLA or any Environmental Law, (a) has been placed or is proposed to be placed, on the National Priorities List (as such term is defined in CERCLA), or any analogous state cleanup list, or (b) which is subject to a claim, administrative order or other demand or request to take removal or remedial action by any person, entity or governmental authority.

                           (2) To the extent that they contain findings material
to the Transferor Business, Exhibit 2.8(h) identifies all environmental audits, investigations or assessments with respect to the Premises or occupational health studies undertaken by or on behalf of the

Transferor Business or at the request or order of any governmental agencies with respect to the Transferor Business, or the results of groundwater, surface water, air and soil testing, underground storage tank tests, building material or paint testing, and known written communications with federal, state or local governments regarding Environmental Laws and/or OSHA matters relating to the Premises, their operations or the individuals employed at or by Transferor in connection with the Premises.

         2.9. Title to and Condition of Personal Property.

                  (a) Transferor has, and on the Closing Date, will have, good, clear, indefeasible, insurable and marketable title to and ownership of all the Personal Property, including, without limitation, the Personal Property identified in Exhibit 1.1(a)(2) attached hereto. Except as set forth on Exhibit 2.9(a) attached hereto, none of the Personal Property is subject to, as of the Closing Date, any material security interest, mortgage, pledge, lien, privilege, right of first refusal, option, liability, covenant, charge or encumbrance of a material nature.

                  (b) Exhibit 2.9(b) attached to this Agreement sets forth an accurate and complete list of all leases of personal property to which Transferor is a party (the "Personal Property Leases"). Transferor has provided the Partnership with complete and correct copies of all Personal Property Leases. Except as set forth in Exhibit 2.9(b) attached hereto: (i) the Personal Property Leases have not been modified, amended or assigned, are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect; (ii) there are no monetary defaults and no material nonmonetary defaults by Transferor or, to Transferor's knowledge, any other party to the Personal Property Leases; (iii) Transferor has not received notice of any material default, offset, counterclaim or defense under any Personal Property Leases; and (iv) no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Transferor of the terms of any Personal Property Leases.

                  (c) There are no material defects in or materially unsafe conditions with respect to the Personal Property and Transferor has no knowledge of any facts which would make the Personal Property unsuitable for the uses for which the respective items of Personal Property are intended.

         2.10. Intellectual Property. A true and complete list of all intellectual property is included in Exhibit 2.11 attached hereto. Transferor owns or possesses adequate licenses or other rights to use all such intellectual property, and no rights thereto have been granted to others by Transferor. Except as set forth in Exhibit 2.11 attached hereto, no patents, trademarks, service marks, trade names or copyrights are necessary to conduct or to continue the Transferor Business as heretofore conducted (except the name "The George Washington University Hospital," the use of which is subject to the Trademark License Agreement). Subject to the Trademark License Agreement, Transferor's use of the Assets does not infringe upon or otherwise violate the rights of others, and none of the intellectual property is being infringed upon by others.

         2.11. Contracts, Obligations and Commitments. Exhibit 2.11 attached hereto sets forth an accurate and complete list of all of the contracts which are currently in effect with respect to the construction, renovation, ownership, servicing, maintenance, occupancy and/or operation of the Assets (collectively, the "Contracts"). (Notwithstanding the foregoing sentence, the Partnership acknowledges that some of the Contracts also relate to businesses which are not part of the Transferor Business (e.g. the Medical Faculty Associates) and that Transferor and the Partnership will have to revise such Contracts accordingly.) Transferor has provided the Partnership with complete and correct copies of all such contracts. Except for the Contracts listed in Exhibit 2.11, the Personal Property Leases listed in Exhibit 2.9(b), the Participation Agreements listed in
Exhibit 2.18(c) and the purchase orders described in Section 1.1(c)(4), there are no other material contracts or other arrangements to which Transferor is a party or under which goods, equipment or services are provided, leased or rendered, in any material degree, to the Premises (or any part thereof) or the Assets. Except as set forth in Exhibit 2.11: (i) none of the Contracts has been materially modified, pledged, assigned or amended, and all of the Contracts are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect; (ii) there are no defaults by Transferor, or to the knowledge of Transferor, any other party to the Contracts, (iii) Transferor has not received notice of any default, offset, counterclaim or defense under any Contract; and (iv) no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Transferor of the terms of any Contract.

         2.12. Inventory. Except as provided in Exhibit 2.12, all Purchased Inventory, as set forth in Exhibit 1.1(a)(3), is valued on Transferor's books at the lower of cost or market value, on a first-in first-out basis, and contains no material amounts that are not salable, of good and merchantable quality, and not obsolete and usable for the purposes intended in the ordinary course of business. All Purchased Inventory disposed of subsequent to January 31, 1997 have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice. All of the Purchased Inventory and supplies are, and at the Closing will be, maintained in such quantities as are appropriate for hospitals of the size of and with the services offered by the Transferor Business, and at the Closing, shall be approximately in the quantities that exist as of the Effective Date.

         2.13. Employees.

                  (a) Exhibit 2.13(a) attached to this Agreement contains a current, correct and complete list of the names and current hourly wage, monthly salary and other compensation of all employees of Transferor working in the Transferor Business (i.e., only Hospital employees) (collectively, the "Transferor Employees"). Except as set forth in Exhibit 2.13(a), Transferor is not a party to any oral (express or implied) or written: (i) employment agreement, (ii) consulting agreement, (iii) independent contractor agreement with any individual or entity with respect to the Transferor Business or (iv) agreement that contains any severance or termination pay obligations with respect to Transferor Employees.

                  (b) Except as set forth in Exhibit 2.13(b), as of the Closing Date, all vacation pay, holiday pay, short or long-term disability, reimbursement of expenses, tuition reimbursement, commissions, compensation for absences due to jury duty and funeral leave, paid time off, wages, salaries, bonuses, sick pay, extended sick leave, insurance benefits, or other employee benefits or reimbursements with regard to any current or former Transferor Employee to which such Employee is legally entitled will have been paid by Transferor.

                  (c) Exhibit 2.13(c) sets forth each of Transferor's pension and retirement plans (except for Social Security), medical, hospitalization, vision, dental, life, disability and other similar benefit plans, deferred compensation plan, other similar plan, severance plan or policy, and each other similar performance, bonus, incentive or benefit plan, trust, fund, arrangement, policy, agreement or understanding, policy manual or employment handbook with respect to the Transferor Employees (collectively, the "Benefits Plans"). Except as set forth in Exhibit 2.13(c), Transferor is not in default under any Benefit Plan, and each has been administered in accordance with its terms.

                  (d) Exhibit 2.13(d), attached hereto, sets forth each of Transferor's collective bargaining agreements with respect to Transferor Employees. Except as set forth in Exhibit 2.13(d), no Transferor Employee or group of employees is represented by any significant labor union or organization and there has not been any significant labor union organizing activity at the Transferor Business. Except as set forth in Exhibit 2.13(d), there is no labor dispute, work stoppage, strike, investigation, written grievance report, arbitration, claim or other labor relations problem (collectively, "Labor Proceeding") pending or, to Transferor's knowledge, threatened, between Transferor and any Transferor Employee, nor have any discharges, terminations, or, to Transferor's knowledge, incidents occurred which would form the basis for any material claim of discrimination against Transferor with respect to the Transferor Business.

                  (e) None of the management personnel of the Transferor Business nor any group of Transferor Employees has given notice of intent to terminate his, her or its employment with Transferor.

                  (f) In conducting the Transferor Business, Transferor has materially complied with and is currently complying in all material respects with, and Transferor has not received any notice of noncompliance with, any and all applicable laws relating to the employment of labor including, without limitation, those laws relating to wages, hours, equal employment, occupational safety and health, workers' compensation, unemployment insurance, collective bargaining, affirmative action and the payment and withholding of social security and other taxes, except as set forth in Exhibit 2.13(f) attached hereto. Except as set forth in Exhibit 2.13(f), Transferor has withheld all amounts required by law or agreement to be withheld from the wages or salaries of Transferor Employees, and Transferor is not liable for any material arrears of any tax or penalties for failure to comply with the foregoing. Transferor has, as of the Closing, made all filings required under the foregoing laws with respect to Transferor Employees.

                  (g) Except as set forth in Exhibit 2.13(g) attached hereto, Transferor has fulfilled all of its obligations under the minimum funding standards of the Employee Retirement Income Security Act, as amended ("ERISA"), and the Code, with respect to each Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA ("Plan")) applicable to Transferor Employees and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect thereto.

         2.14. Taxes. Except as set forth in Exhibit 2.14 attached hereto, all federal, state, county and other tax returns and payments (including unclaimed property returns) required to be filed or paid by or on behalf of, or with respect to Transferor and the Assets have been duly and timely filed and paid, or will be filed and paid (within the time periods required by law) by Transferor on or before the Closing Date. There are no tax liens on any of the Assets and no basis exists for the imposition of any such liens. The accrual for taxes reflected in the Balance Sheets is in the aggregate adequate to cover any and all federal, state, local or foreign tax liabilities (whether or not disputed) of Transferor for the period ended on the date thereof and all prior periods. Except as set forth in Exhibit 2.14 attached hereto, Transferor has not had, and does not currently have, any dispute with any taxing authority as to taxes of any nature which affects the subject matter of this Agreement.

         2.15. Litigation or Claims. Except as set forth in Exhibit 2.15 attached hereto (said matters set forth in Exhibit 2.15 being collectively referred to herein as "Pending Litigation"), Transferor is not engaged in, or a party to or, to Transferor's knowledge, threatened with any suit, action, proceeding, inquiry, enforcement action, investigation, material claim or demand or legal, administrative arbitration or other method of settling disputes or disagreements relating to the Transferor Business or the Assets, and Transferor does not know, anticipate or have notice of any basis for any such action relating to the Transferor Business or the Assets in any material degree. Transferor has not received notice of any investigation, threatened or contemplated, by any federal or state governmental authority or agency, that remains unresolved, involving the Assets or operation of the Transferor Business. None of the Pending Litigation has created a lien, privilege, or a claim therefor against the Assets. Set forth in Exhibit 2.15 is a complete and accurate description of each outstanding order, writ, injunction or decree of any court, arbitrator, government or governmental agency against or affecting the Assets.

         2.16. Insurance. The properties and operations of the Transferor Business, including the Assets, that are of an insurable nature and are of a character usually insured by similar businesses, have been continuously insured by Transferor since the date of their acquisition by

Transferor, with the types and amounts of insurance that are adequate to protect Transferor, the Assets and their respective financial conditions against the risks involved in the Transferor Business and ownership of the Assets, either through the purchase of insurance from a third party insurance company or through a self-insurance trust established by Transferor. Exhibit 2.16 attached hereto sets forth a complete and accurate list of all insurance policies currently held by Transferor with respect to the Assets and any self-insurance trust. Except as set forth on Exhibit 2.16, such insurance policies are in full force and effect. Transferor is not delinquent with respect to any premium payments thereon nor is Transferor in default or breach with respect to any material provision contained in any such insurance policies. Transferor has not received, and Transferor has no knowledge of, any notice or request, formal or informal, from any insurance company identifying any material defects in the Assets that would adversely affect the insurability of the Assets. Transferor has not been refused any insurance, nor has its coverage been limited by an insurance carrier to which it has applied for insurance.

         2.17. Licenses and Permits. Exhibit 1.1(a)(5)(b) attached hereto sets forth a current, materially complete and materially accurate list of all current, unexpired Licenses and Permits issued to Transferor in connection with the Transferor Business, including the expiration dates thereof, if any. True and correct copies of the Licenses and Permits have previously been delivered to the Partnership by Transferor. Except as set forth in Exhibit 2.17, Transferor has all licenses, permits and franchises required by law or governmental regulations from all applicable federal, state and local authorities and any other regulatory agencies necessary or proper in order to own and/or lease the Assets and to conduct and operate the Transferor Business as they are now being conducted. No notice from any authority in respect to the threatened or pending revocation, termination, suspension or material limitation of any of the Licenses or Permits has been received by Transferor, nor is Transferor aware of the proposed or threatened issuance of any such notice. There is no basis known to Transferor for any such action that would have a material adverse effect upon the Assets or upon Transferor's right to conduct and operate the Assets as they are presently conducted and operated. The Transferor Business is licensed for an aggregate of five hundred one (501) beds. Transferor has previously delivered to the Partnership, true, correct and complete copies of any state licensing survey reports received by the Transferor Business in the two (2) year period prior to the Closing Date, as well as any statements of deficiencies and plans of correction in connection with such reports. Transferor has taken reasonable steps to correct any such deficiencies and a description of any uncorrected deficiency is set forth in Exhibit 2.17 attached hereto.

         2.18. Accreditation; Medicare and Medicaid; Third Party Payors.

                  (a) The Transferor Business is currently accredited by the Joint Commission on Accreditation of Healthcare Organizations (the "JCAHO"). Transferor has previously delivered to the Partnership true, correct and complete copies of the Transferor Business's most recent JCAHO accreditation survey report and deficiency list, if any. Transferor has taken reasonable steps to correct any such deficiencies and a description of any uncorrected deficiency is set forth in Exhibit 2.18(a) attached hereto.

                  (b) The Transferor Business is certified for participation in the Medicare and Medicaid programs, and is a party to valid Participation Agreements for payment by Medicare and Medicaid, which agreements are in full force and effect. Without limiting the generality of the foregoing, the facilities, equipment, staffing and operations of the Transferor Business materially satisfy all conditions of Medicare and Medicaid participation. Transferor has previously delivered to the Partnership, true, correct and complete copies of the Transferor Business's most recent Medicare and Medicaid certification survey reports, including any statements of deficiencies and plans of correction. Transferor has taken reasonable steps to correct any such deficiencies and a description of any uncorrected deficiency is set forth in
Exhibit 2.18(b) attached hereto. A true and correct copy of each of such agreements has been previously delivered to the Partnership by Transferor. The Transferor has not received notice of pending, threatened or possible investigation by, or loss of participation in, the Medicare and Medicaid programs, except as set forth in Exhibit 2.18(b).

                  (c) Exhibit 2.18(c) sets forth an accurate, complete and current list of all Participation Agreements with health maintenance organizations, insurance programs, any other Participation Agreements with third party payors and all agreements with preferred provider organization with respect to the Transferor Business. Transferor has previously delivered to the Partnership true and correct copies of all such agreements listed in Exhibit 2.18(c).

                  (d) Except as set forth in Exhibit 2.18(d) attached to this Agreement, Transferor has timely filed or caused to be timely filed, and as to reports due after the Closing shall timely file, all cost reports and other material reports of every kind whatsoever required by law or by written contracts to have been filed or made with respect to the purchase of services of the Transferor Businesses by third party payors prior to the Closing.

         2.19. Medical Staff. Except as set forth in Exhibit 2.19 attached hereto, there are no pending or, to Transferor's knowledge, threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants to the medical staff of the Transferor Business, current members of the medical staff or affiliated health professionals.

         2.20. Hill-Burton Obligations. Except as set forth in Exhibit 2.20 attached hereto, Transferor has not received any loans, grants or loan guarantees pursuant to the Hospital Survey and Construction Act of 1946 (the "Hill-Burton Act") or any similar statute or program, and the transactions contemplated hereby will not result in any obligation on the Partnership to repay any such loans, grants or loan guarantees or provide uncompensated care in consideration thereof.

         2.21. Motor Vehicles. Exhibit 2.21 attached hereto, lists all motor vehicles owned or leased by Transferor in connection with the Transferor Business. As of the Closing Date, all action shall have been taken by Transferor which is necessary to transfer title to such vehicles which are owned by Transferor to the Partnership free and clear of all liens, privileges, security interests, and encumbrances, except for filing the original certificate of title and other required documents, if any, with the District of Columbia Department of Motor Vehicles, Title Division. To Transferor's knowledge, all such vehicles are properly licensed, registered and insured in accordance with applicable law.

         2.22. Compliance with Law. To Transferor's knowledge and except as set forth in Exhibit 2.22 attached hereto, as of the Closing Date, Transferor is in compliance in all material respects relating to the Transferor Business with all applicable laws, rules, regulations (including, without limitation, applicable health care laws, rules and regulations, including those relating to the payment or receipt of illegal remuneration, including 42 U.S.C. Section 1320a- 7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. 1395nn (the Stark Statute), 42 U.S.C. Section 1320a-7a, 42 U.S.C. Section 1320a-7b(a)-7b(c) and any applicable District of Columbia law governing kickbacks and matters similar to such federal statutes (collectively, the "Fraud and Abuse Laws")), ordinances or orders of any court or federal, state, county, municipal or other governmental department commission, board, bureau, agency or instrumentality, and Transferor has not received any notice, written or otherwise, of noncompliance with respect thereto, except where noncompliance would not have a material adverse effect on the Transferor Business.

         2.23. Brokers. Except as set forth in Exhibit 2.23, Transferor has not entered into any contracts, agreements, arrangements or understandings with any person or firm that could give rise to any claim for a broker's, finder's or agent's fee or commission or any similar payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement.

         2.24. Accounts Receivable. The Audited Financial Statements, Interim Financial Reports and underlying schedules and other records provided by Transferor to the Partnership regarding Transferor's accounts receivable with respect to the Transferor Business, accurately reflect the amount due to Transferor as of the date indicated on such schedules and records with reasonable reserves and allowances. All outstanding accounts receivable arose in the normal course of business. Transferor has no reason to believe such accounts will not be collectible consistent with Transferor's past collection history.

         2.25. Business and Transactions with Affiliates.

                  (a) Except as described in Exhibit 2.25 attached to this Agreement and in Section 2.11 of this Agreement, no Affiliate (as defined in Section 2.25(b) below) of Transferor, directly or indirectly:

                           1. provides any services to Transferor, or is a
lessor, lessee or supplier to Transferor with respect to the Transferor
Business;

                           2. has any cause of action or other claim whatsoever
against or owes any amount to, or is owed any amount by, Transferor with respect to the Transferor Business;

                           3. has any interest in or owns property or rights
used in the operation of the Transferor Business;

                           4. is a party to any Contract, Real Estate Lease or
other agreement, arrangement or commitment relating to the Assets or the operation of the Transferor Business; or

                           5. received from or furnished to Transferor any goods
or services without adequate consideration with respect to the Transferor Business.

                  (b) An "Affiliate" shall mean any person directly or indirectly controlling, controlled by or under common control with a second Person. For purposes of Section 2.25 (a), an "Affiliate" shall also specifically include members of the Board of Trustees of Transferor, directors of Transferor and officers of Transferor. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A "Person" shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

         2.26. Solvency. Transferor is not insolvent and will not be rendered insolvent as a result of the transfer of the Assets from Transferor to the Partnership or as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (i) the fair salable value of Transferor's tangible assets, as applicable, is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (ii) Transferor is able to pay its debts and obligations in the ordinary course as they mature; and (iii) Transferor has capital sufficient to carry on its businesses and all businesses in which it is about to engage.

         2.27. No Untrue or Inaccurate Representations or Warranties. The representations and warranties of Transferor contained in this Agreement and the Ancillary Agreements, and each exhibit, schedule, certificate or other written statement delivered pursuant to this Agreement and the Ancillary Agreements, or in connection with the transactions contemplated thereby, are materially accurate, correct and complete, and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements and information contained therein not misleading. There is no fact that has a material adverse effect on the Transferor Business or the ability of Transferor fully to perform this Agreement, the Ancillary Agreements and the transactions contemplated thereby, that has not been set forth and described in this Agreement, the Ancillary Agreements or in a certificate, exhibit or other written statement furnished to the Partnership pursuant to this Agreement or the Ancillary Agreements. Certain of the representations contained in this Agreement require Transferor's "knowledge." For purposes of this Agreement, "knowledge" shall mean the knowledge of Transferor after reasonable inquiry by a person in a position of responsibility and with the authority to make such inquiry, and Transferor shall be responsible for all facts which Transferor should have known as a result of such reasonable inquiry.

         2.28. Acts or Omissions of the Manager. In connection with its representations and warranties herein, Transferor shall be entitled in all instances, whether or not Transferor's "knowledge" is required, to exclude from its representations and warranties any act or omission of the Manager up to the Closing Date that results in such representation or warranty being inaccurate or incomplete; provided, that "omission" shall include the failure of the Manager to advise the Transferor of any fact, circumstance or condition arising before or after the effective date of the Management Services Agreement of which the Manager learns in its capacity as manager of the Transferor Business; provided further, that the Manager is under no obligation to investigate or learn of any fact, circumstance or condition for purposes of assuring the accuracy or completeness of the Transferor's representations and warranties herein, there being no effect on the Manager's obligations under the Management Services Agreement by reason of the foregoing. For purposes of this Section 2.28, the Manager's "learning" of a fact, circumstance or condition shall mean actual knowledge of the fact, circumstance or condition brought to the attention of an officer, employee, or agent of the Manager.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
                             AND THE GENERAL PARTNER

         The Partnership hereby represents and warrants to Transferor, which representations and warranties shall be true and correct on the Effective Date and through and including the Closing Date, as follows:

         3.1. Organization; Good Standing. The Partnership is a District of Columbia limited partnership duly constituted and validly existing as a limited partnership under the laws of the District of Columbia with requisite power and authority to carry on its businesses.

         3.2. Authority, Validity; No Breach. The Partnership has the full right, power and legal authority, without the consent of any other person, to execute, deliver and carry out the terms of this Agreement, the Ancillary Agreements, and all documents and agreements necessary to give effect to the provisions of this Agreement, and the Ancillary Agreements, and to consummate the transactions contemplated thereby. All actions required to be taken by the Partnership to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, all documents executed by it necessary to give effect to this Agreement and the Ancillary Agreements and all transactions contemplated thereby have been duly and properly taken or obtained or will be duly and properly taken or obtained by the Partnership prior to the Closing. No other action on the part of the Partnership is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, all documents necessary to give effect to this Agreement and the Ancillary Agreements, and all transactions contemplated thereby.

         This Agreement is, and the documents to be delivered at the Closing will be, the lawful, valid and legally binding obligations of the Partnership enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby will not, with or without the giving of notice and/or the passage of time: (a) violate the Partnership Agreement, or any provision of law, statute, rule or regulation to which the Partnership is subject; (b) violate or conflict with any judgment, order, writ or decree of any court applicable to the Partnership; or (c) violate or conflict in any material respect with any law or regulation applicable to the Partnership.

         3.3. Consents and Approvals. Except as set forth in Exhibit 3.3, no consent, approval, permit, waiver, authorization or other action of or by any court, governmental or nongovernmental person or entity, is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Partnership.

         3.4. No Untrue or Inaccurate Representations or Warranties. The representations and warranties of the Partnership contained in this Agreement and the Ancillary Agreements, and each exhibit, schedule, certificate or other written statement delivered pursuant to this Agreement and the Ancillary Agreements, or in connection with the transactions contemplated thereby, are accurate, correct and complete, and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements and information contained therein no misleading.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

         The General Partner hereby represents and warrants to Transferor and the Partnership, which representation and warranties shall be true and correct on the Effective Date and through and including the Closing Date, as follows:

         4.1. Organization and Good Standing. The General Partner is a Delaware business corporation duly constituted and validly existing as a corporation under the laws of the state of Delaware with requisite power and authority to carry on its business.

         4.2. Authority, Validity; No Breach. The General Partner has the full right, power and legal authority, without the consent of any other person, to execute, deliver and carry out the terms of this Agreement, the Partnership Agreement, the Management Agreement, and all documents and agreements necessary to give effect to the provisions of this Agreement, the Partnership Agreement, and the Management Agreement and to consummate the transactions contemplated thereby. All actions required to be taken by the General Partner to authorize the execution, deliver and performance of this Agreement, the Partnership Agreement, and the Management Agreement, all documents executed by it necessary to give effect to this Agreement, the Partnership Agreement and the Management Agreement, and all transactions contemplated thereby have been duly and properly taken or obtained or will be duly and properly taken or obtained by the General Partner prior to the Closing. No other action on the part of the General Partner is necessary to authorize the execution, deliver and performance of this Agreement, all documents necessary to give effect to this Agreement, and all transactions contemplated thereby.

         This Agreement is, and the documents to be delivered by the General Partner or its affiliate at the Closing will be, the lawful, valid and legally binding obligations of the General Partner enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby will not, with or without the giving of notice and/or the passage of time: (a) violate the Partnership Agreement, or any provision of law, statute, rule or regulation to which the General Partner is subject; (b) violate or conflict with any judgment, order, writ or decree or of any court applicable to the General Partner; or (c) violate or conflict in any material respect with any law or regulation applicable to General Partner.

         4.3. Consents and Approval. No consent, approval, permit, waiver, authorization or other action of or by any court, governmental or nongovernmental person or entity, is required in connection with the execution , delivery or performance of this Agreement, the Partnership Agreement, or the Management Agreement by the General Partnership.

         4.4. Affiliates. The General Partner does not have any subsidiaries or any investment constituting more than ten percent (10%) of the equity interests in any other entity, nor is the General Partner a general or limited partner in any partnership other than the Partnership.

         4.5. Litigation. Except as set forth in Exhibit 4.5 attached hereto, there is no pending or threatened litigation against the General Partner affecting or which could reasonably be expected to affect the transactions contemplated hereby.

         4.6. No Untrue or Inaccurate Representations or Warranties. The representations and warranties of the General Partner contained in this Agreement, the Partnership Agreement, and the Management Agreement, and each exhibit, schedule, certificate or other written statement delivered pursuant to this Agreement, the Partnership Agreement or the Management

Agreement, or in connection with the transactions contemplated thereby, are accurate, correct and complete, and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements and information contained therein not misleading.

                                    ARTICLE V
                             COVENANTS OF TRANSFEROR

         5.1. Access and Information; Inspections. From the Effective Date until the Closing, Transferor shall give to the General Partner and its representatives access during normal business hours to Transferor's books, accounts and records and all other relevant documents and information with respect to the Assets as representatives of the General Partner may from time to time request, all in such manner as to not unduly disrupt Transferor's normal business activities. Such access may include consultations with the personnel of Transferor. From the Effective Date until the Closing, Transferor shall make the Premises, Real Estate, Leased Personal Property and the Personal Property available for inspection by the General Partner and its representatives during normal business hours. Further, the General Partner may, at its sole cost and expense, unless otherwise agreed in writing, undertake environmental, mechanical and structural surveys of the Premises and may examine all documents related to Environmental Laws or related to any private or governmental agency which licenses or certifies any operations or procedures at the Premises.

         5.2. Notices. Prior to the Closing, Transferor shall notify the General Partner in writing of (a) any material adverse change in the financial position, earnings or prospects of the Transferor Business, (b) any governmental complaints, investigations or hearings with respect to the Transferor Business to which Transferor or any Contributing Affiliate is a party, and (c) any material pending court actions to which Transferor or any Contributing Affiliate is a party. For purposes of this Section 5.2 only, "material adverse change" shall mean a change the adverse financial effect of which could be reasonably construed to exceed one percent (1%) of net revenues of Transferor for its most recent fiscal year.

         5.3. Preserve Accuracy of Representations and Warranties. Transferor shall refrain from any action or inaction that would render any representation or warranty contained in Article II of this Agreement inaccurate as of the Closing Date.

         5.4. Conduct of Business. Prior to the Closing, except as otherwise approved by the Partnership in writing, Transferor shall:

                  (a) operate the Transferor Business as presently operated and only in the ordinary course of business, and consistent with such operation, comply in all material respects with all applicable legal and contractual obligations of Transferor;

                  (b) preserve the Transferor Business materially intact and preserve the goodwill of Transferor's suppliers, patients, physicians and others with whom Transferor has business relationships with respect to the Transferor Business;

                  (c) make and continue to make or cause to be made all repairs, restoration, replacements and maintenance that may be reasonably necessary to maintain the Assets in as good a condition as they exist as of the Effective Date;

                  (d) not materially amend its Charter or Bylaws (and provide notice of any such amendment to the Partnership);

                  (e) not renew, extend or materially amend the Real Estate Leases, Participation Agreements, or Contracts which will be assigned to the Partnership, other than on commercially reasonable terms, or do any act or omit to do an act that would cause a material breach of or violation or default under such Real Estate Leases, Participation Agreements, or Contracts;

                  (f) not enter into or extend beyond one (1) year any agreement for employment in the Transferor Business with any Transferor Employee or materially increase the compensation of any Transferor Employee in the Transferor Business, other than increases in accordance with Transferor's prevailing plans and procedures that do not cause compensation payable to such Transferor Employee to exceed market rates; provided that Transferor Employees may, prior to the Closing, seek employment with Transferor outside the Transferor Business and Transferor may extend offers of employment or enter into employment agreements with Transferor Employees for positions outside the Transferor Business;

                  (g) not agree, whether in writing or otherwise, to do any of the foregoing actions specified in items (d) through (f) above; and

                  (h) not change in any material respect any operating policies or procedures, including those policies and procedures regarding uncompensated care.

         5.5. No Merger or Consolidation. Except as provided in Exhibit 5.5, from the Effective Date until the Closing, Transferor shall not: (i) merge or consolidate the Transferor Business with, or acquire (except in the ordinary course of business) any of the assets of any other hospital-related corporation, business or person, or dispose of (except in the ordinary course of business) any of the Assets; and (ii) negotiate with any corporation, business or person regarding any inquiries, proposals or offers relating to the acquisition of assets of any other corporation, business or person, the disposition of the Assets, or the merger or consolidation of Transferor with any corporation, business or person. Transferor shall promptly notify the General Partner orally, and confirm in writing, all relevant details relating to bona fide inquiries or proposals which Transferor may receive relating to any of the matters referred to in this Section 5.5.

         5.6. WARN. Transferor shall take any and all action which may be necessary to comply with the terms and provisions of the Workers Adjustment and Retraining Notification Act ("WARN") as a result of the transactions contemplated by this Agreement and the Ancillary Agreements. All notices sent to any Transferor Employee by Transferor regarding or in connection with such transactions, including, without limitation, any notices sent to Transferor Employees pursuant to the provisions of WARN, shall be subject to the prior written approval of the Partnership which consent shall not be unreasonably withheld, conditioned, or delayed.

         5.7. Benefit Plans of Transferor Employees. Except as provided in
Exhibit 5.7 attached hereto, Transferor shall terminate effective as of the Closing the active participation of all Transferor Employees in all of the Benefit Plans covering such employees, and shall cause each Benefit Plan to comply with all applicable laws, including but not limited to, the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 in connection with such termination.

         5.8. Termination Cost Reports. Transferor shall file all Medicare, Medicaid and any other termination cost reports required to be filed as a result of the consummation of (i) the transfer of the Assets to the Partnership and
(ii) the transactions contemplated by this Agreement and the Ancillary Agreements. All such termination cost reports shall be submitted to the Partnership fifteen (15) days prior to filing for review by the Partnership and shall be filed by Transferor in a manner that is materially consistent with (i) prior cost reports filed by Transferor with respect to the Transferor Business, and (ii) current laws, rules and regulations. Transferor shall bear all liability for payment due, and shall retain in full all reimbursement received, under such termination cost reports as described in Section 5.12.

         5.9. Transferor's Efforts to Close. Transferor shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles VIII and IX to its or the Partnership's obligations under this Agreement to the extent that Transferor's action or inaction can control or influence the satisfaction of such conditions.

         5.10. Notices to Lessees. Transferor shall prepare notice letters on its letterhead in form(s) reasonably acceptable to the General Partner and shall send such notice letters on the Closing Date to all lessees under the respective Real Estate Leases in which Transferor is the lessor and which will be assigned to the Partnership.

         5.11. Additional Insurance. Prior to the Closing Date, Transferor shall purchase "tail" insurance (or shall maintain a self-insurance plan satisfactory to the General Partner in form and substance) for professional and general liability so that the professional and general liability coverages of Transferor described in Exhibit 2.16 shall be (or effectively be converted into) occurrence coverage to the reasonable satisfaction of the General Partner; provided, however, in the event that the professional and general liability coverages of Transferor described in said
Exhibit 2.16 are occurrence coverages that will provide the same coverage to Transferor regardless of whether a claim against Transferor is made prior to or after the Closing, thereby resulting in any such "tail" insurance to be completely duplicative of already existing coverage, then Transferor shall have no obligation to purchase such "tail" insurance. As applicable, a certificate of insurance evidencing such "tail" coverage, self-insurance program or occurrence coverage, as the case may be, shall be delivered to the General Partner at or prior to the Closing.

         5.12. Third Party Reimbursement/Recoveries.

                  (a) Transferor shall be responsible for every liability of every kind or nature, known or unknown, to Medicare, Medicaid or other federal, state or private health care program resulting, arising from or relating to services rendered by the Transferor Business prior to the Closing, regardless of when any such claim is made, including, without limitation, any Medicare recapture and amounts for any claims for reimbursement to Transferor under Medicare and Medicaid for which it is determined that Transferor is not entitled, and for which the Partnership incurs liability or expense. Transferor, in its own right, shall pay the full amount owed to the Partnership pursuant to this Section 5.12 within ten (10) days of receipt from the General Partner of reasonably satisfactory evidence of such liabilities upon final disposition after all appeals have been exhausted. Transferor shall have the right to control appeals or defense regarding the underlying Medicare, Medicaid or other claims provided that Transferor, in its own right, timely reimburses the Partnership pursuant to this Section 5.12. Transferor shall have the right, but not the obligation, to control appeals or defense of the underlying claims and the General Partner shall not compromise or settle any such claim without the consent of Transferor; provided, however, that if Transferor delegates control of an appeal or defense to the General Partner, Transferor shall retain the obligation to indemnify the Partnership for any losses arising out of any such claim including any losses resulting from a good faith settlement or compromise of any such claim by the General Partner in the Transferor's consent. If it shall later be determined that Transferor has reimbursed the Partnership for liabilities pursuant to this Section 5.12 that are subsequently credited or refunded to the Partnership by Medicare or Medicaid, the Partnership shall pay to Transferor, in its own right, such excess amounts within ten (10) days of the Partnership's receipt of reasonably satisfactory evidence of such credits or refunds.

                  (b) Transferor shall promptly pay over to the Partnership all cash receipts, if any, received by Transferor from Medicare, Medicaid or other federal, state or private health care program with respect to services performed by the Partnership on or after the Closing.

                  (c) Transferor shall be entitled to receive and retain all receipts, reimbursements, or settlements of any amount or kind whatsoever, including loss on depreciation, from or under Medicare, Medicaid, or any federal, state, or private health care program, in connection with services rendered before the Closing Date.

         5.13. Access Codes and Combinations. Immediately following the Closing, Transferor shall cooperate with and notify the Partnership with regard to all source and access codes to computers which are in the possessions of Transferor and which Transferor is licensed and authorized to divulge, combinations to safe(s) and the location of keys to safe deposit boxes, if any, concerning the Transferor Business.

                                   ARTICLE VI
                          COVENANTS OF THE PARTNERSHIP

         6.1. Assumption of Transferor Obligations. The Partnership acknowledges and agrees that it shall assume as of the Closing Date the Assumed Obligations described in Section 1.1(c), except for those Contracts, Leases and other obligations identified in Exhibit 6.1(a) as Excluded Liabilities. The Assumed Obligations shall be assumed by the Partnership pursuant to the terms of a General Assignment, Bill of Sale and Assumption of Liabilities, in the form of
Exhibit 6.1(b) attached hereto, which has been approved as to form by the General Partner.

         6.2. Performance Under Agreements. After the Closing Date, the Partnership shall in all respects perform, meet every obligation and make every payment required under, the terms of the Academic Affiliation Agreement, the University Services Agreement, the Ground Lease, the Trademark License Agreement, the Parking Rental Agreement, and the Provider Agreement, as each has been defined herein.

         6.3. Commitment to Charitable Mission. The Partnership recognizes the significant contribution Transferor has made to the local community through its support of uncompensated and indigent care at the Hospital. Moreover, the Partnership recognizes the Partnership's responsibilities as a Member of the community to provide for the treatment of indigent patients. Without limiting the foregoing, after the Closing Date, the Partnership shall operate the Transferor Business in the following manner:

                  (a) for at least two (2) years following the Closing, the Partnership shall maintain policies for uncompensated care consistent with Transferor's uncompensated care policies that were in effect for the Transferor Business for the two (2) fiscal years immediately preceding the Closing. The provision of uncompensated care shall be in compliance with all local, state and federal laws (including any "anti-dumping regulations"); and

                  (b) the Partnership will be a provider to the federal Medicare/Medicaid programs and any similar program operated by the District of Columbia.

         6.4. The Partnership's Efforts to Close. The General Partner (on the Partnership's behalf) shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles VIII and IX to the Partnership's or Transferor's obligations under this Agreement to the extent that the Partnership's action or inaction can control or influence the satisfaction of such conditions.

         6.5. Governmental Approvals. The Partnership shall timely file all filings and notices required to be made by the Partnership pursuant to any applicable federal or District of Columbia laws as a result of the transactions contemplated by this Agreement. All filing fees imposed in connection with the filing of such notices shall be borne by the Partnership. If the District of Columbia Corporation Counsel or any other governmental entity denies, prohibits, or enjoins any consents or approvals required for the consummation of the transactions contemplated by this Agreement, the Partnership may elect to oppose such objection, prohibition or injunction and Transferor shall assist the General Partner with such opposition. In that event, the Closing shall be extended for so long as such opposition is proceeding (but in no event later than December 31, 1997, unless a later date is agreed to by the parties), notwithstanding any other provision of the Agreement to the contrary. In the event of a final, nonappealable adjudication by a court of competent jurisdiction enjoining the transactions contemplated by this Agreement under the laws of the United States or the District of Columbia or, in the event the Partnership elects not to appeal such injunction or other governmental objection or prohibition, then this Agreement may be cancelled by Transferor or the Partnership by giving written notice to the other party and all parties shall thereupon be released from any and all obligations and liabilities pursuant to this Agreement.

                                   ARTICLE VII
                          COVENANTS OF GENERAL PARTNER

         7.1. Performance Under Agreements. After the Closing Date, the General Partner shall in all respects perform, meet every obligation and make every payment required under, the terms of the Partnership Agreement, and the Management Agreement, as each has been defined herein. The General Partner shall, within its authority under the terms of the Partnership Agreement, cause the Partnership to fulfill each of its obligations under this Agreement and the terms of the Academic Affiliation Agreement, the University Services Agreement, the Ground Lease, the Trademark License Agreement, the Parking Rental Agreement, and the Provider Agreement, as each has been defined herein.

         7.2. Guaranty. The General Partner has obtained from Universal Health Services, Inc., a guaranty agreement (the "Guaranty Agreement"), in the form attached hereto as Exhibit 7.2, setting forth the unconditional guaranty of each of the General Partner's obligations under the Partnership Agreement, and naming the Transferor as a third party beneficiary.

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF TRANSFEROR

         Transferor's obligation to contribute the Assets to close the transactions contemplated by this Agreement shall be, at the option of Transferor, subject to the satisfaction of each of the following conditions (which may be waived specifically in writing by Transferor in whole or in part) at or prior to the Closing:

         8.1. Warranties True and Correct. Each of the representations and warranties made by the Partnership and set forth in this Agreement and in the exhibits and schedules attached hereto shall be true and correct in all material respects at and as of the Closing Date.

         8.2. Signing of Instruments. The Partnership shall have executed all documents and instruments required to be executed pursuant to the provisions of this Agreement.

         8.3. Insurance. The Partnership shall have obtained adequate insurance, including but not limited to general liability, property and casualty, automobile, malpractice, unemployment insurance, and workers' compensation, to be in effect at Closing. The Partnership shall have furnished certificates of insurance to Transferor.

         8.4. Opinion of Counsel. Transferor shall have received the favorable opinion of the General Partner's counsel dated the Closing Date, in substantially the form attached hereto as Exhibit 8.4.

         8.5. [Intentionally Omitted]

         8.6. Extraordinary Liabilities/Obligations. The General Partner shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against the General Partner.

         8.7. No Action or Proceeding. On the Closing Date, no action or proceeding shall be pending or threatened wherein an unfavorable judgment, decree or order would, in Transferor's reasonable opinion, prevent or make unfavorable the carrying out of this Agreement, or would cause the transactions contemplated by this Agreement to be rescinded. In the event of the receipt of any communication from any department or agency of government or any other notice (a copy of which communication or notice shall be promptly delivered to the Partnership) prior to the Closing with regard to the transactions contemplated by this Agreement, which communication or notice shall in the reasonable opinion of

Transferor threaten such an action or proceeding, Transferor may terminate this Agreement by giving thirty (30) days advance written notice to the General Partner. During such thirty (30) day period, Transferor and the Partnership shall meet and confer in good faith to attempt to resolve the issue which is the subject of the action or proceeding. In the event the parties are unable to do so, or fail to agree to extend the thirty (30) day period, Transferor may terminate this Agreement by giving written notice to the General Partner and all parties shall thereupon be released from any and all liability related to this Agreement.

         8.8. Performance of Covenants. The Partnership shall have performed all of the obligations and complied with all of the covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing.

         8.9. Consents, Approvals and Authorizations. The Partnership shall have obtained all consents, approvals and authorizations of third parties necessary or required for completion of the transactions contemplated by this Agreement.

                                   ARTICLE IX
             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERSHIP

         The Partnership's obligation to receive the contribution of the Assets, to close the transactions contemplated by this Agreement shall be, at the option of the General Partner, subject to the satisfaction of each of the following conditions (which may be waived specifically in writing by the General Partner in whole or in part) at or prior to the Closing:

         9.1. Warranties True. Each of the representations and warranties made by Transferor and set forth in this Agreement and in the exhibits and schedules attached hereto shall be true and correct in all material respects at and as of the Closing date.

         9.2. Corporate Approval. The governing bodies of Transferor and General Partner shall have approved the transactions contemplated by this Agreement.

         9.3. Consents, Approvals and Authorizations. The parties shall have obtained all consents, approvals and authorizations of third parties necessary or required for completion of the transactions contemplated by this Agreement including, without limitation, the certificate of need for change of ownership and other approvals required by the District of Columbia and all necessary consents to assignment of material contracts, leases or other rights and obligations of Transferor with respect to the Transferor Business. The Partnership shall have obtained assurances from all of the necessary governmental authorities, in form and substance reasonably satisfactory to the General Partner, that the Partnership will be granted all governmental approvals, licenses, clearances, provider numbers and/or contracts necessary or appropriate for the operation of the Transferor Business as previously operated following the Closing. Further, the Partnership shall have received approvals, consents or commitments from Medicare, Medicaid and the appropriate fiscal intermediary for its continued participation in each and providing that there shall be no material interruptions in program payments.

         9.4. Signing of Instruments. Transferor shall have executed all documents and instruments required to be executed pursuant to all of the provisions of this Agreement.

         9.5. Performance of Covenants. Transferor shall have performed all of the obligations and complied with all of the covenants, agreements and conditions required to be performed or complied with by Transferor on or prior to the Closing.

         9.6. No Action or Proceeding. On the Closing Date, no action or proceeding shall be pending or threatened wherein an unfavorable judgment, decree or order would, in the reasonable opinion of the General Partner, prevent or make grossly unfavorable the carrying out of this Agreement, or would cause the transactions contemplated by this Agreement to be rescinded, or would materially and adversely affect the operation of the Transferor Business by the Partnership following the Closing Date. In the event of the receipt of any communication from any department or agency of government or any other notice (a copy of which communication or notice shall be promptly delivered to the Transferor) prior to the Closing with regard to the transactions contemplated by this Agreement, which communication or notice shall in the reasonable opinion of the General Partner threaten such an action or proceeding, the General Partner may terminate this Agreement by giving thirty (30) days advance written notice to Transferor. During such thirty (30) days period, Transferor and the Partnership shall meet and confer in good faith to attempt to resolve the issue which is the subject of the action or proceeding. In the event the parties are unable to do so, or fail to agree to extend the thirty (30) day period, the Partnership may terminate this Agreement by giving written notice to the Transferor and all parties shall thereupon be released from any and all liability related to this Agreement.

         9.7. Due Diligence.

                  (a) The General Partner shall have performed due diligence review of Transferor, the Assets and the Assumed Obligations, for the purpose of determining, in its reasonable discretion, that the Assets, the Transferor Business which are among the Assets, and the Assumed Obligations are acceptable to the General Partner.

                  (b) The General Partner shall have completed its review of the Premises and the Real Estate subject to Real Estate Leases (collectively the "Real Estate") to determine: (i) whether the Real Estate is zoned to permit the likes for which it is presently used; (ii) whether the continued use, occupancy and operation of the Real Estate as currently used, occupied and operated constitutes a nonconforming use under any Real Property Law and the continued existence, use, occupancy and operation of the Real Estate, and whether the right and ability to repair and/or rebuild any unit of the Premises in the event of casualty, is dependent on any special permit, exception, approval or variance; and (iii) whether the Premises constitutes valid, subdivided parcels in accordance with all applicable subdivisions laws, statutes, ordinances and codes presently in effect. The General Partner shall have received in final form structural, mechanical and environmental survey results with respect to the Assets acceptable to the General Partner, to the extent obtained by the General Partner pursuant to Section 5.1 above. A negative determination by the General Partner with respect to the Real Estate above shall only be a failure to meet a condition of closing under this Article IX to the extent that such negative determination would have a material adverse effect upon the Real Estate or upon the use of the Real Estate for their current use.

The General Partner's review shall be completed prior to May 31, 1997 (the "Due Diligence Period"), and this condition shall be deemed satisfied or waived if the General Partner does not request an extension of the Due Diligence Period.

         9.8. Opinions of Counsel. The Partnership shall have received the favorable opinions of Transferor's and of the General Partner's counsel dated the Closing Date, in substantially the forms attached hereto as Exhibit 9.8 and 8.4, respectively.

         9.9. Exhibits. Except as otherwise provided in Section 14.5 of this Agreement. exhibits to this Agreement that have been added or updated after the Effective Date, shall be acceptable to the General Partner or the Transferor, as the case may be, in their reasonable discretion.

         9.10. ALTA Policies and Surveys. The Partnership shall have obtained the most current form of ALTA policy for the Partnership's leasehold interest in the Premises and the Transferor's ownership interest in the Premises, together with current surveys.

         9.11. Bond Indebtedness. Transferor shall have canceled or defeased all outstanding tax exempt debt issued in connection with the Assets or otherwise encumbering the Assets.

                                    ARTICLE X
                       DESTRUCTION OF ASSETS; TERMINATION

         10.1. Destruction of Assets. If prior to or as of the Closing Date, the Assets or properties relating to Transferor Business have suffered loss or damage on account of fire, flood, wind, hurricane, earthquake, accident, act of war, civil commotion, strike or other cause or event beyond the reasonable power and control of Transferor (whether or not similar to the foregoing) to an extent which adversely affects the value of the Assets, the Partnership shall have the right to:

                  (a) terminate this Agreement by giving written notice to Transferor with ten (10) calendar days after the date the General Partner acquires knowledge of such loss or damage, provided that this Section 10.1(a) shall only be available to the Partnership if the cumulative amount of such loss or damage, considered together with any previous loss or damage, exceeds ten percent (10%) of Transferor's Initial Capital Account Balance; or

                  (b) complete the acquisition of the Assets and receive from the Transferor all insurance proceeds applicable to such occurrence.

         10.2. Termination. This Agreement may be terminated:

                  (a) by the mutual written consent of the parties;

                  (b) by either party upon failure to obtain any material regulatory approval required for the transactions contemplated herein after exhausting petitions and appeals (but in no event later than December 31, 1997, unless a later date is agreed to by the parties);

                  (c) by Transferor or the Partnership, as applicable, if any material condition set forth in Articles VIII or IX hereof, respectively, has not been satisfied or waived as of the Closing Date;

                  (d) by Transferor or the Partnership on or before the termination of the Due Diligence Period should the results of the inspection be inadequate in any material respect in such Transferor's or Partnership's reasonable discretion; and

                  (e) pursuant to Section 10.1 above.

         10.3. Costs. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

                                   ARTICLE XI
                              POST-CLOSING MATTERS

         11.1. Post-Closing Matters. Any asset (including patient receivables, all other remittances and all mail and other communications) that is determined by the parties' agreement, or, absent such agreement, determined by litigation, to be or otherwise related to an Excluded Asset and that is or comes into the possession, custody or control of the Partnership (or its successors in interest or assigns, or its respective Affiliates) shall forthwith be transferred, assigned or conveyed by the Partnership (or its respective successors in interest or assigns and its respective Affiliates) to Transferor, and until such transfer, assignment and conveyance, the Partnership (and its respective successors in interest and assigns and its respective Affiliates) shall not have any right, title or interest in such asset but instead shall hold such asset in trust for the benefit of Transferor. Any asset (including all remittances and mail and other communications) that is determined by the parties' agreement or, absent such agreement, determined by litigation, to be or otherwise relate to an Asset and that is or comes into the possession, custody or control of Transferor (or its respective successors in interest or assigns) shall forthwith be transferred , assigned and conveyed by Transferor (or its respective successors in interest or assigns) to the Partnership, and until such transfer, assignment and conveyance, Transferor (and its respective successors in interest and assigns) shall not have any right, title or interest in such Asset, but instead shall hold such asset in trust for the benefit of the Partnership.

         11.2. Access to Books and Records. Following the Closing, the Partnership shall provide Transferor and its officers, agents, and employees with reasonable access during regular business hours to all books and records described in Section 1.1(a)(6) above, in order that Transferor may meet its obligations with respect to Transferor Employees, file claims and cost reports, pursue appeals, meet its obligations in connection with the Excluded Liabilities and its other obligations hereunder, and fulfill other lawful purposes. The Partnership shall permit Transferor to copy any such records reasonably required by Transferor, at Transferor's expense.

         11.3. University Services. Following the Closing, Transferor shall provide certain utilities, parking and other services (collectively, the "University Services") to the Partnership pursuant to the University Services Agreement attached hereto as Exhibit 1.6(a)(10).

                                   ARTICLE XII
                          SURVIVAL AND INDEMNIFICATION

         12.1. Survival of Representations; Indemnity Periods. Notwithstanding any right of the Partnership (whether or not exercised) to investigate the affairs of Transferor or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Transferor has, on the one hand, and the Partnership has, on the other hand, the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements respectively made by Transferor, on the one hand, and the Partnership, on the other hand, in this Agreement or in any certificate respectively delivered by Transferor or the Partnership pursuant to Article I will survive the Closing until the eighteen (18) month anniversary of the Closing Date, except that

                  (a) in the event of intentional misrepresentation or fraud in the making of any representation or warranty, or intentional, willful or reckless nonfulfillment or breach of any covenant in this Agreement, all representation, warranties, covenants and agreements that are the subject of the intentional misrepresentation, fraud, willful or reckless nonfulfillment or breach, shall survive until sixty (60) calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered thereby;

                  (b) covenants and agreement to be performed after the Closing Date will survive the Closing for the term or until waived by the party benefiting from performance specified therein, or, if no term is specified, indefinitely; and

                  (c) rights to indemnification under this Article XII will survive until any claims brought hereunder within eighteen (18) months from Closing shall have been satisfied or otherwise resolved as provided herein except as provided in 12.1(d) below.

                  (d) representations, warranties, covenants, agreements, and indemnification by Transferor in connection with the Excluded Liabilities and by the Partnership in connection with the Assumed Obligations shall continue indefinitely.

         12.2. Transferor Indemnification.

                  (a) For a period of eighteen (18) months from Closing, Transferor shall keep and save the Partnership harmless from and shall indemnify and defend the Partnership against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys' fees (collectively, "Damages"), whether direct or consequential and no matter how arising, in any way related to, connected with or arising or resulting from (i) any material breach of any representation or warranty of Transferor under this Agreement, (ii) any material breach or default by Transferor of any covenant or agreement of Transferor under this Agreement; and (iii) the Excluded Assets. Transferor shall forever hold the Partnership harmless with respect to the Excluded Liabilities. If any lien, claim, charge or order for the payment of money shall be filed against the Assets or any portion thereof, or against the Partnership or its respective assigns, based on any act or omission or alleged act or omission of Transferor, or its agents, representatives or employees, and whether or not such lien, claim, charge or order shall be valid or enforceable, within ten (10) days after notice to Transferor of the filing thereof, Transferor shall take any and all actions, by bonding, deposit, payment or otherwise, as it deems reasonably necessary to remove and satisfy such lien, claim, charge or order.

                  (b) The Partnership shall promptly notify Transferor in the event that any claim is made against the Partnership or the Assets for which Transferor has agreed to indemnify the Partnership as set forth in this Agreement, and Transferor shall thereupon undertake to defend promptly and hold the Partnership free and harmless therefrom, using counsel reasonably satisfactory to the Partnership; but the Partnership's failure to so notify shall not relieve Transferor of its obligations hereunder except to the extent that it is actually prejudiced or damaged thereby. Once the defense thereof is assumed by Transferor, Transferor shall keep the Partnership advised of all developments in the defense thereof and in any related litigation, and the Partnership shall be entitled at all times to participate in the defense thereof at its own expense. If Transferor fails to discharge or represent in writing that it will undertake to defend against any such liability within ten (10) days after notice thereof, and thereafter diligently pursue such defense, then the Partnership may settle the same and shall provide notice of the terms thereof to Transferor within ten
(10) days after settlement. Transferor's liability shall be conclusively established by such settlement (the amount of such liability shall include, but shall not be limited to, the settlement consideration and the reasonable attorneys' fees, costs and expenses incurred by the Partnership in effecting such settlement). This indemnity shall not foreclose any other rights or remedies of the Partnership or its assigns that it may have under law or under this Agreement to enforce the provisions of this Agreement.

         12.3. Partnership Indemnification.

                  (a) For a period of eighteen (18) months from Closing, the Partnership shall keep and save Transferor harmless from and shall indemnify and defend Transferor against any and all Damages, whether direct or consequential and no matter how arising, in any way related to, connected with or arising or resulting from (i) any breach of any representation or warranty of the Partnership under this Agreement; and (ii) any breach or default by the Partnership under any covenant or agreement of the Partnership under this Agreement. The Partnership shall forever hold Transferor harmless with respect to the Assumed Obligations.

                  (b) Transferor shall promptly notify the Partnership in the event that any claim is made against it for which the Partnership has agreed to indemnify Transferor as set forth in this Agreement, and the Partnership shall thereupon undertake to defend and hold Transferor free and harmless therefrom, using counsel reasonably satisfactory to Transferor; but Transferor's failure to so notify shall not relieve the Partnership of its obligations hereunder except to the extent it is actually prejudiced or damaged thereby. If the Partnership fails to discharge or undertake to defend against any such liability within ten
(10) days after notice thereof, then Transferor may settle the same and shall provide notice of the terms thereof to the Partnership within ten (10) days after settlement. The Partnership's liability shall be conclusively established by such settlement (the amount of such liability shall include both the settlement consideration and the reasonable attorneys' fees, costs and expenses necessarily incurred by Transferor in effecting such settlement). This indemnity shall not foreclose any other rights or remedies that Transferor may have under law or under this Agreement to enforce the provisions of this Agreement.

         12.4. General Partner Indemnification. For a period of eighteen (18) months from Closing, the General Partner shall keep and save Transferor and the Partnership harmless from and shall indemnify and defend Transferor and the Partnership against any and all Damages, whether direct or consequential and no matter how arising, in any way related to, connected with or arising or resulting from (i) any breach of any representation or warranty of the General Partner under this Agreement, or (ii) any breach or default by the General Partner under any covenant or agreement of the General Partner under this Agreement or the Partnership Agreement.

         12.5. Indemnification Threshold. Notwithstanding anything to the contrary contained in this Section 12, no indemnification hereunder shall be available to the party alleging a claim (the "Indemnitee") against the other party (the "Indemnitor") unless one of the following criteria are satisfied:

                  (a) with respect to each individual claim, the amount of Damages with respect to such claim exceeds Fifty Thousand Dollars ($50,000.00) (the "Threshold"); provided that, in such instance, the Indemnitor shall be responsible to the Indemnitee for the entire amount of Damages relating to such claim without regard to the Threshold; or

                  (b) when the cumulative amount of Damages with respect to individual claims that do not satisfy the criteria set forth in Section 12.5(a) or other claims exceeds Two Hundred Thousand Dollars ($200,000) (the "Aggregate Threshold"); provided that, in such instance, the Indemnitor shall be responsible to the Indemnitee only for the amount of Damages relating to such claims which exceed the Aggregate Threshold.

         The provisions of this Section 12.5 shall not apply to any claim based upon the Excluded Liabilities or the Assumed Liabilities.

                                  ARTICLE XIII
                                    EMPLOYEES

         The Partnership acknowledges and agrees that it shall make offers of employment to all Transferor Employees (as defined herein) as of the Closing Date.

         The parties acknowledge that continuity in the provision of hospital services will be key to the Partnership's ultimate success and the success of the Transferor Business. Transferor shall use reasonable best efforts to assist the Partnership in its employment of the Transferor Employees.

         Transferor shall not, from the Effective Date until the Closing, directly or indirectly, solicit any Transferor Employee for employment by Transferor or any of its Affiliates after the Closing Date except for those individuals listed on Exhibit 5.7 who shall either remain employed by Transferor after the Closing Date or shall work for Transferor and the Partnership after the Closing Date. Further, neither Transferor nor the Partnership shall, for a period of twelve (12) months after the Closing Date, directly or indirectly, hire, employ, manage, consult with, seek services from or in any manner engage (all of the foregoing hereinafter collectively referred to as "Employ") any employee of the other party except (i) with the prior written consent of the other party, (ii) in the event that the employee's employment has been terminated by the other party, or (iii) in the case of joint Partnership/University appointments approved by the parties.

         In the event Transferor or Partnership employs an employee of the other party prior to the expiration of twelve (12) months following the Closing Date without meeting one of the exceptions set forth in the preceding paragraph, Transferor shall pay the Partnership as liquidated damages, and not as a penalty, a sum equal to one (1) year's current salary of such employee. This represents the reasonable endeavor by the parties hereto to estimate a fair compensation for the foreseeable and unforeseeable losses that might result from any such violation of this Article XIII.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

         14.1. Further Assurances. Transferor shall execute, acknowledge and deliver to the Partnership any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by the General Partner at any time and shall take any and all other actions reasonably requested by the General Partner at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to the Partnership, the Assets.

         14.2. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. No party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties.

         14.3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the District of Columbia.

         14.4. Amendments. This Agreement may not be amended other than by written instrument signed by the parties hereto.

         14.5. Exhibits. All exhibits and schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein. From the Effective Date until the Closing, the parties agree that either party may update the exhibits as necessary, subject to the terms of Section 5.1 and
9.9 of this Agreement. Notwithstanding any other provision in this Agreement, the Partnership acknowledges and agrees that any written disclosure made to the Partnership by the Transferor with respect to a representation or warranty shall thereby automatically update the exhibit related to such representation or warranty whether or not the exhibit itself is actually updated in writing.

         14.6. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to any party hereto by another party to this Agreement shall be in writing and shall be deemed duly served when personally delivered to the party to whom they are directed, or in lieu of such personal service when deposited in the

United States mail, first-class postage prepaid, or reasonable overnight delivery service, such as Federal Express, addressed as follows:

         If to the Partnership     District Hospital Partners, L.P.
                                   901 23rd Street, N.W.
                                   Washington, DC  20052
                                   Attn: Chief Executive officer

         If to Transferor:         Vice President and General Counsel
                                   The George Washington University
                                   2100 Pennsylvania Avenue, N.W., Suite 690
                                   Washington, DC 20052

         If to the General         Universal Health Services, Inc.
         Partner:                  367 South Gulph Road
                                   King of Prussia, PA 19406
                                   Attn: President

or at such other address as one party may designate by notice hereunder to the other parties.

         14.7. Headings. The section and other headings contained in this Agreement and in the exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the exhibits and schedules hereto.

         14.8. Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties. Accordingly, the Partnership and Transferor shall not discuss with, or provide nonpublic information to, any third party (except for such party's attorneys and consultants) concerning this transaction prior to the Closing, except: (i) as required in governmental filings or judicial, administrative or arbitration proceedings; or (ii) pursuant to public announcements made with the prior written approval of Transferor and the Partnership.

         14.9. Fair Meaning. This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

         14.10. Gender and Number. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable.

         14.11. Third Party Beneficiary. None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

         14.12. Expenses and Attorney Fees. Except as otherwise expressly provided herein to the contrary, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties acknowledge and agree that the Partnership has not had and will not have separate counsel, accountants, advisors, agents or other representatives in connection with this Agreement and no such expenses will be charged to the Partnership and all said expenses will be deemed incurred by each Member of the Partnership in its individual capacity. If any action is brought by any party or parties to enforce any provision of this Agreement, the prevailing party or parties shall be entitled to recover its court costs, arbitration expenses and reasonable attorneys' fees. In the event that the prevailing party is other than the Partnership, the expenses charged to the Partnership pursuant to the preceding sentence shall be paid by those Members of the Partnership who did not prevail in the matter in accordance with their relative percentage interests in the Partnership.

         14.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto.

         14.14. Entire Agreement. This Agreement, the exhibits and schedules, and the documents referred to herein contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior contemporaneous agreements, understandings, representations and statements, oral or written between the parties on the subject matter hereof, and shall be of no further force or effect.

         14.15. No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party waiving such term or condition. The course of practice or the subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by another party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement. The rights and remedies set forth in this Agreement shall be in addition to any other rights or remedies that may be granted by law.

         14.16. Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law consistent with the purposes of this Agreement.

         14.17. Arbitration. Any disagreement, dispute or claim arising out of or relating to this Agreement which cannot be settled by the parties hereto shall be settled by arbitration in accordance with the following provisions:

                  (a) Forum. Forum for arbitration shall be the District of Columbia.

                  (b) Law. Governing law shall be the law of the District of Columbia.

                  (c) Selection. The number of arbitrators shall be three (3), unless the parties hereto are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Transferor shall select one (1) arbitrator and the General Partner shall select one (1) arbitrator, and those two arbitrators shall then select within ten (10) days a third arbitrator. If those two (2) arbitrators are unable to select a third arbitrator within such ten (10) day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two (2) of the three (3) arbitrators shall be final and binding upon the parties.

                  (d) Administration. Arbitration shall be administered by the American Arbitration Association.

                  (e) Rules. Rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties hereto may agree upon at the time, except that each party hereto shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. The arbitrators shall not modify the terms of this Agreement.

                  (f) Award. The award rendered by arbitration shall be final and binding upon the parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

                            [CONTINUED ON NEXT PAGE]

                         [CONTINUED FROM PREVIOUS PAGE]


         14.18. Time is of the Essence. Time is of the essence for each provision of this Agreement and each performance called for in this Agreement.

         IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

                                    PARTNERSHIP:

                                    DISTRICT HOSPITAL PARTNERS, L.P.,
                                    a District of Columbia limited
                                    partnership

                                    By: UHS of D.C., Inc.
                                        Its: General Partner



                                    By:________________________________
                                       Its:____________________________



                                    TRANSFEROR:

                                    THE GEORGE WASHINGTON UNIVERSITY, a
                                    congressionally chartered institution in the
                                    District of Columbia

                                    By:________________________________
                                       LOUIS H. KATZ
                                         Its Vice President and Treasurer


                                    GENERAL PARTNER:

                                    UHS of D.C., Inc.
                                    a Delaware Corporation

                                    By:________________________________
                                       Its:____________________________

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE


      I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "UNIVERSAL HEALTH SERVICES, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JUNE, A.D. 1997, AT 1:30 O'CLOCK P.M.

      A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                                   [SEAL]  /s/  Edward J. Freel
                                           ------------------------------------
                                           Edward J. Freel, Secretary of State


0865562 8100                               AUTHENTICATION:              8525190
971206284                                            DATE:              06-24-97

                            CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                         UNIVERSAL HEALTH SERVICES, INC.


      Universal Health Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does, hereby certify:

      FIRST: That at a meeting held on March 26,1997, the Board of Directors of the Company adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

            RESOLVED, that the Restated Certificate of Incorporation be amended by revising Article Fourth, Paragraph 1, to read in full as follows:

            "FOURTH, The total number of shares of all classes of stock which the Company shall have authority to issue is 93,200,000 shares, consisting of 12,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 75,000,000 shares of Class B Common Stock par value $.01 per share (the "Class B Common Stock"), 1,200,000 shares of Class C Common Stock, par value $.01 per share (the "Class C Common Stock"), and 5,000,000 shares of Class D Common Stock, par value $.01 per share (the "Class D Common Stock"). As used in this Restated Certificate of Incorporation the term "Common Stock" means collectively the Class A, Class B, Class C and Class D Common Stock."

      SECOND: That thereafter, pursuant to a vote taken at the Annual Meeting of the Stockholders of the Company, voting as a single class, and a majority of the outstanding shares of Class B Common Stock, voting as a class, held on May 21, 1997, a majority of the common stock votes of the Company ratified the amendment referenced herein.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Sections 211 and 242 of the General Corporation Law of Delaware, as amended.

      FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, Universal Health Services, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Steve Filton, its Vice President, and Bruce R. Gilbert, its Secretary, this 20th day of June, 1997.

                                       By: /s/ Steve Filton
                                          -------------------------------
                                               Steve Filton
                                               Vice President

CORPORATE SEAL

ATTEST:


By: /s/ Bruce R. Gilbert
    ---------------------------
        Bruce R. Gilbert
        Secretary

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         UNIVERSAL HEALTH SERVICES, INC.

            UNIVERSAL HEALTH SERVICES, INC., a corporation incorporated under the General Corporation Law of Delaware (the "Company"), hereby amends and restates its Certificate of Incorporation, which was originally filed by the Secretary of State on January 8, 1979, amended and restated by a Restated Certificate of Incorporation filed March 28, 1979, further amended by Certificates of Amendment filed August 2, 1979, September 28, 1979, April 22, 1980, August 20, 1980 and May 11, 1981, restated by a Restated Certificate of Incorporation filed June 8, 1981 and amended and restated by a Restated Certificate of Incorporation filed July 16, 1981, so that the same shall read, in its entirety, as follows:

           FIRST: The name of the Company is Universal Health Services, Inc.

          SECOND: The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the "City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

           THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Company has authority to issue is 62,000,000 shares, consisting of 12,000,000 shares of Class A Common Stock, par value S.01 per share (the "Class A Common Stock"), and 50,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). As used in this Restated Certificate of Incorporation, the term 'Common Stock' means collectively the Class A Common Stock and the Class B Common Stock.

            The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class; of stock of the Company:

            Except as otherwise expressly provided herein, all shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

            Part 1. Dividends.

            When and as dividends or distributions are declared thereon, whether payable in cash, in property or in securities of the Company, or in subscription or other rights to acquire securities of the Company, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to share equally, share for share, in such dividends or distributions: provided that if dividends or distributions are declared which are payable in shares of, or in subscription or other rights to acquire shares of, Class A Common Stock or Class B Common Stock, dividends or distributions will be declared which are payable at the same rate on both classes of Common Stock, and the dividends or distributions payable in shares of, or in subscription or other rights to acquire shares of, Class A Common Stock will be payable to holders of that class of stock and the dividends or distributions payable in shares of, or in subscription or other rights to acquire shares of, Class B Common Stock will be payable to holders of that class of stock.

            Part  2. Conversions.

            (i) Subject to and upon compliance with the provisions of this part 2, each record holder of Class A Common Stock will be entitled at any time and from time to time to convert any or all of the shares of Class A Common Stock held by such holder into the same number of shares of Class B Common Stock.

            (ii) Each conversion of shares of Class A Common Stock into Class B Common Stock will be effected by (and the Company will be obligated to issue such Class B Common Stock upon) the surrender of the certificate or certificates representing such shares of Class A Common Stock to be converted at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of Class A Common Stock) at any time during its usual business hours, together with written notice by the holder of such Class A Common Stock stating that such holder desires to convert the shares, or a stated number of the shares of Class A Common Stock, represented by such certificate or certificates into Class B Common Stock. Such notice will also state the name or names (with addresses) and denominations in which the certificate or certificates for Class B Common Stock are to be issued and will include instructions for delivery thereof.

Promptly after such surrender and the receipt of such written notice, the Company will issue and deliver in accordance with such instructions the certificate or certificates for the Class B Common Stock issuable under such conversion, and the Company will deliver to the converting holder a certificate representing any shares of Class A Common Stock which were represented by the certificate or certificates surrendered to the Company in connection with such conversion but which were not converted. Such conversion to the extent permitted by law will be deemed to have been affected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of such Class A Common Stock (or specified portion thereof) as such holder will cease and the Person or Persons in whose name or names the certificate or certificates for shares of Class B Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class B Common Stock represented thereby.

            (iii) If the Company in any manner subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

            (iv) The Company will at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of Class A Common Stock as provided in this part 2, such number of shares of Class B Common Stock as are then issuable upon the conversion of all then outstanding shares of Class A Common Stock. The Company covenants that all shares of Class B Common Stock which are issuable upon conversion will, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Company will take all such action as may be necessary to assure that all such shares of Class B Common Stock may be so issued without violation of any law or regulation applicable to the Company or any requirements of any domestic securities exchange upon which shares of Class B Common Stock may be listed.

            (v) If any shares of Class B Common Stock required to be reserved for purposes of conversions hereunder require registration with or approval of any governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon conversion, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved for listing or listed on such domestic securities exchange, as the case may be.

            (vi) The issuance of certificates for shares of Class B Common Stock upon conversion of shares of Class A Common Stock will be made without charge to the holders of such shares of Class A Common Stock for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Class B Common Stock; provided that the Company will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class A Common Stock converted.

            (vii) As used in this part 2, the term "Person" means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.

            Part 3. Registration of Transfer.

            The Company will keep at its principal office (or such other place as the Company reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate (and the Company forthwith will cancel such surrendered certificate). Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

            Part 4. Replacement.

            (i) Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder, without bond, will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution, with net assets in excess of $5 million, its own agreement of indemnity will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

            (ii) The term "outstanding" when used in this Article FOURTH with reference to the shares of any class of Common Stock as of any particular time will not include any such shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Company in accordance with part 3 or this part 4, but will include only those shares represented by such new certificate.

            Part 5. Voting Rights.

            The holders of Class A Common Stock shall have exclusive voting power except as specified herein with respect to the Class B Common Stock.

            (i) With respect to the election of directors, the holders of Class B Common Stock voting as a separate class shall be entitled to elect that number of directors which constitutes 20% of the total membership of the Company's board of directors and if such 20% is not a whole number, then the holders of Class B Common Stock will be entitled to elect the nearest whole number of directors which constitutes 20% of such membership, provided, that, except as contemplated by subparagraph (vi) hereof, in no event shall such number be less than one. Holders of Class A Common Stock voting as a separate class will be entitled to elect the remaining directors.

            (a) Nominations for the election of directors, may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 20 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 30 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.

            (b) Each notice under subsection (a) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee.

            (c) The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

            (ii) The holders of Class B Common Stock will be entitled to vote as a separate class on the removal, with cause (as defined in Article SIXTH, part 2, subparagraph (v)) of any director elected by the holders of Class B Common Stock and the holders of Class A Common Stock will be entitled to vote as a separate class on the removal with cause of any director elected by the holders of Class A Common Stock.

            (iii) The holders of Class B Common Stock shall be entitled to vote as a separate class on such other matters as may be required by law to be submitted to such holders.

            (iv) The holders of Class B Common Stock shall in all matters not referred to in (i), (ii) and (iii) above vote together with the holders of Class A Common Stock as a single class, provided that the holders of Class B Common Stock will have one-tenth of a vote for each share and the holders of Class A Common Stock shall have one vote for each share.

            (v) Any vacancy in the office of a director may be filled by a vote of holders of the class entitled to elect said director voting as a separate class and, in the absence of stockholder vote, in the case of a vacancy in the office of a director elected by either class, such vacancy may be filled by the remaining directors. Any directors elected by the board of directors to fill a vacancy shall serve until the expiration of the term of the director whose position was filled and until his successor has been chosen and has qualified. The board of directors may increase the number of directors and any vacancy so created may be filled by the board of directors, provided that unless the conditions set forth in (vi) exist in respect of the next previous Annual Meeting of Stockholders, the board of directors may be so enlarged by the board of directors only to the extent that 20% of the enlarged board of directors, rounded to the nearest whole number of directors which constitutes 20% of such membership, consists of directors elected by the holders of the Class B Common Stock or by persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of the Class B Common Stock.

            (vi) The Class B Common Stock will not have the rights to elect directors set forth in (i) or (v) above, if on the date for taking a record for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Class B Common Stock (exclusive of any shares held in the Company's treasury) is less than 10% of the aggregate number of issued and outstanding shares of both Class B Common Stock and Class A Common Stock (exclusive of shares held in the Company's treasury). In such case all directors to be elected at such meeting shall be elected by holders of Class B Common Stock and Class A Common Stock voting together as a single class, provided that with respect to said election the holders of Class B Common Stock shall have one-tenth of a vote for each share and the holders of Class A Common Stock shall have one vote for each share.

            Part 6. Business Combinations.

            6A. Definitions.

            (i) The term "business combination" as used in Part 6 shall mean:

                  (a) any merger or consolidation of the Company with or into any other individual, corporation, partnership or other person or entity, other than a merger or consolidation pursuant to which the Company is the continuing corporation and the result of which is not a sale, transfer or other disposition of, or a modification of the form of, ownership of the Company;

                  (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Company (including without limitation any voting securities of a Subsidiary) or of a Subsidiary

(which assets of the Subsidiary constitute a substantial part of the assets of the Company) to any other individual, corporation, partnership or other person or entity; or

                  (c) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

                  (ii) The term "related person business combination" as used in this part 6 shall mean:

                  (a) any merger or consolidation of the Company with or into a related person;

                  (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any substantial part, of the assets of the Company (including without limitation any voting securities of a Subsidiary) or of a Subsidiary, to a related person;

                  (c) any merger or consolidation of a related person with or into the company or a Subsidiary of the Company;

                  (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to the Company or a Subsidiary of the Company;

                  (e) the issuance of any securities of the Company or a Subsidiary of the Company to a related person (other than to full time employees of the Company);

                  (f) acquisition by the Company or a Subsidiary of the Company of any securities of a related person;

                  (g) any reclassification of Common Stock of the Company, or any recapitalization involving Common Stock of the Company, consummated within five years after a related person becomes a related person; or

                  (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of related person business combination.

            (iii) The term "related person" as used in this Part 6 shall mean and include any individual, corporation, partnership or other person or entity which, together with their "affiliates" and "associates" (defined below) "beneficially" owns (as this term is defined in Rule 13d-3 of the

General Rules and Regulations under the Securities Exchange Act of 1934), in the aggregate, five percent (5%) or more of, the outstanding shares of any class of Common Stock of the Company, and any "affiliate" or "associate" (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity and shall include all persons or entities acting in concert with such related person. Notwithstanding the foregoing, for the purposes of this definition, any shares of Common Stock of the Company which any related person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such related person.

            (iv) The term "substantial part" shall mean more than ten percent (10%) of the total assets of the company in question, taken as a whole including any subsidiaries, as of the end of its most recent fiscal year ended prior to the time the determination is being made.

            (v) The term "Subsidiary" as used in this Part 6 means any corporation a majority of the voting stock of which is, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

            6B. Stockholders' Vote.

            A proposed business combination or related person business combination shall be approved in the manner contemplated by law, but no such business combination or related person business combination shall be approved if any two or more directors of the Company then in office shall have not voted in favor of such proposed business combination or related person business combination unless such business or related person business combination after having been approved by the Board of Directors in the manner contemplated by law shall have been approved by the affirmative vote of not less than 85% of the outstanding Common Stock votes of the Company.

            6C. Board of Directors' Vote.

            It shall be a proper corporate purpose reasonably calculated to benefit stockholders for the board of directors to base the response of the Company to any proposal for a business combination or related person business combination on the board of directors' evaluation of what is in the best interests of the Company; and the board of directors, in evaluating what is in the best interests of the Company may consider:

            (i) The best interest of the stockholders: for this purpose the board of directors shall consider, among other factors, not only the consideration being offered in the business combination or related person business combination proposal in relation to the then current market price, but also in relation to the then current value of the Company in a freely negotiated transaction and in relation to the board of directors' then estimate of the future value of the Company as an independent entity; and

            (ii) Such other factors as the board of directors determines to be relevant, including, among other factors, the social, legal and economic effects upon the employees, patients and business of the Company or any of its Subsidiaries, and the community in which the Company, or any of its Subsidiaries, is located or operates.

            FIFTH: The corporation is to have perpetual existence.

            SIXTH: Directors

            Part 1. Powers.

            All the powers of the Company, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Company. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time by-laws of the Company, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal by-laws made by the Board of Directors; provided, however, that by-laws shall not be adopted, altered, amended or repealed by the Board of Directors of the Company if any two or more directors of the Company then in office shall have not voted in favor or such adoption, alteration, amendment or repeal nor by the stockholders of the Company except by the vote of not less than 85% of the outstanding Common Stock votes.

            Part 2. Number; Election; Removal.

            (i) The number of directors of the Company shall be no less than three nor more than nine, the exact number to be fixed by resolution of the Board of Directors.

            (ii) The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1982, each initial director in Class II shall hold office until the annual meeting of stockholders in 1983, and each initial director in Class III shall hold office until the annual meeting of stockholders in 1984. So long as the holders of Class B Common Stock are entitled to elect one director of the Company pursuant to part 5 of Article FOURTH, the holders of Class B Common Stock will be entitled to elect one director in Class III. In the event the holders of Class B Common Stock become entitled to elect a second director, the additional director shall be a member of Class II.

            (iii) In all elections of directors of the Company,, each holder of Class A Common Stock shall be entitled to as many votes as shall equal the number of votes that, except for this subsection, he would be entitled to cast for the election of directors with respect to his shares, multiplied by the number of directors to be elected by the holders of Class A Common Stock, and he may cast all such votes for a single director or may distribute them among the number to be voted for by the holders of Class A Common Stock, or any two or more of them, as he may see fit. In the event the holders of Class B Common Stock vote with the holders of Class A Common Stock as a single class for the election of directors under the circumstances provided in subparagraph (vi) of part 5 of Article FOURTH, the holders of Class B Common Stock shall be entitled to cumulate their votes in the manner described in the immediately preceding sentence. On all other matters submitted to a vote at a meeting of stockholders, each share of Class A Common Stock shall be entitled to one vote on each matter submitted.

            (iv) In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his term, or his prior death, retirement, resignation, or removal, and (b) newly created or eliminated directorships resulting from such increase or decrease shall be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible.

            (v) A director may be removed only by the affirmative vote of the holders of a majority of the shares then entitled to vote for that director at an election of directors, but only for cause. Cause for removal shall be construed to exist only if the director whose removal is proposed is convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or has been adjudged by a court of competent jurisdiction to be liable for negligence, or misconduct in the performance of his duty to the Company in a matter of substantial importance to the Company, and such adjudication is no longer subject to court appeal.

            SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Company may he kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Company. Elections of directors need not be by written ballot unless the by-laws of the Company so provide. No action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

            EIGHTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application or any receiver or receivers appointed for the Company under the provisions of section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

            NINTH: Except as expressly set forth in this Article NINTH, the Company reserves the right to amend, alter, change or repeal any provisions contained in this Restated

Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the provisions of this Restated Certificate of Incorporation may not be amended, altered, changed or repealed in any respect, unless (i) the Board of Directors shall have first adopted a resolution recommending such amendment, alteration, change or repeal for submission to the stockholders and, (ii) if two or more directors of the Company then in office shall have not voted in favor of such resolution, approval by the affirmative vote of not less than 85% of the outstanding Common Stock votes of the Company is obtained.

            TENTH: This Restated Certificate of Incorporation has been duly adopted by the stockholders in accordance with the provisions of sections 245 and 242 of the General Corporation Law of Delaware, as amended.

            IN WITNESS WHEREOF, Universal Health Services, Inc. has caused its seal to be hereunto affixed and this certificate to be signed by its President and its corporate seal attested to by its Secretary as of this 17th day of June, 1983.


                                   UNIVERSAL HEALTH SERVICES, INC.



                                   By /s/ Alan B. Miller
                                     -------------------------------------
                                          Alan B. Miller
                                             President

[SEAL]
CORPORATE SEAL
ATTEST


By /s/ Sidney Miller
  ---------------------------------
       Sidney Miller
         Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                         UNIVERSAL HEALTH SERVICES, INC.

      Universal Health Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

      FIRST: That the board of directors of the Company. acting by written consent without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

      RESOLVED, that the Restated Certificate of Incorporation be amended by adding to Article Sixth, Part 3 as follows;

            To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Part 3 by the stockholders or the Company shall be prospective only and shall not affect any limitation on the personal liability of a director of the Company at the time of such repeal or modification.

      SECOND: That thereafter, pursuant to a vote taken at a meeting of the stockholders of the Company held on May 20, 1987, a majority of the common stock votes of the Company ratified the amendment referenced herein.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Sections 211 and 242 of the General Corporation Law of Delaware, as amended,

      FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, Universal Health Services, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Sidney Miller, its Executive Vice President, and Robert M. Dubbs, its Secretary, this 21st day of May. 1987.

                                    By: /s/ Sidney Miller
                                        ----------------------------------
                                        Sidney Miller
                                        Executive Vice President



CORPORATE SEAL
ATTEST:


By: /s/ Robert M. Dubbs
    -----------------------------------
    Robert M. Dubbs
    Secretary

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                              UHS OF COLORADO, INC.
                                      INTO
                         UNIVERSAL HEALTH SERVICES, INC.


      Universal Health Services, Inc., a corporation organized and existing under the laws of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That this corporation was incorporated on the 8th day of January, 1979, pursuant to Title 8 of the Delaware General Corporation Law.

      SECOND. That this corporation owns all of the outstanding shares of the stock of UHS of Colorado, Inc., a corporation incorporated on the 22nd day of December 1983, pursuant to the Colorado Revised Statutes, 1973, as amended.

      THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted by Unanimous Written Consent of its members, filed with the minutes of the board (December 8, 1986) determined to and did merge into itself said UHS of Colorado, Inc.:

                  RESOLVED, that Universal Health Services, Inc. merge, and it hereby does merge into itself said UHS of Colorado, Inc., and assumes all of its obligations; and it is

                  FURTHER RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of state of Delaware; and it is

                  FURTHER RESOLVED, that the proper officers of this corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said UHS of Colorado, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and a certified copy recorded in the office of the Recorder of Deeds of New Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger.

      FOURTH: Anything herein or elsewhere to the contrary notwithstanding this merger may be amended or terminated and abandoned by the Board of Directors of Universal Health Services, Inc. at any time prior to the date of filing the merger with the Secretary of State.

      IN WITNESS WHEREOF, said Universal Health Services, Inc. has caused this certificate to be signed by Sidney Miller, its Vice President and attested by Robert M. Dubbs, its Secretary, this 17th day of December, 1986.


                                      UNIVERSAL HEALTH SERVICES, INC.

                                      BY: /s/  Sidney Miller
                                          ---------------------------------
                                               SIDNEY MILLER
                                               Vice President

ATTEST:

BY: /s/ Robert M. Dubbs
    -----------------------------------
        ROBERT M. DUBBS
          Secretary


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